Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

AMEDISYS HOSPICE, L.L.C.,

COMPASSIONATE CARE HOSPICE GROUP, INC.,

MILTON HECHING,

HECHING 2012 EXEMPT IRREVOCABLE TRUST,

AND

AMEDISYS, INC.

Dated as of October 9, 2018

TABLE OF CONTENTS

ARTICLE I	DEFINED TERMS	1
1.1	Definitions	1

ARTICLE II	PURCHASE AND SALE OF SHARES; PURCHASE PRICE; ETC	14
2.1	Purchase and Sale of Shares	14
2.2	Closing	14
2.3	Certain Definitions; Pre-Closing Deliveries	14
2.4	Payments at Closing	15
2.5	Deliveries at Closing by the Sellers	16
2.6	Deliveries at Closing by the Buyer	16

ARTICLE III	REPRESENTATIONS AND WARRANTIES	16
3.1	Representations and Warranties of the Company	16
3.2	Representations and Warranties of the Buyer	37
3.3	Representations and Warranties of the Sellers	39
3.4	Representations and Warranties of Amedisys	42

ARTICLE IV	COVENANTS	43
4.1	Conduct of the Acquired Companies' Businesses	43
4.2	Publicity	45
4.3	Confidentiality	46
4.4	Access to Information	47
4.5	Filings and Authorizations	47
4.6	Closing Efforts	49
4.7	Compliance with Employment Laws	49
4.8	Further Assurances	49
4.9	Exclusivity	50
4.10	Books and Records	50
4.11	Certain Tax Matters	50
4.12	Release by the Sellers	56
4.13	Supplemental Disclosure Schedules	57
4.14	Additional Covenants	57
4.15	Payment and Performance Guarantee by Amedisys	60

ARTICLE V	CONDITIONS OF PURCHASE	61
5.1	Conditions to Obligations of the Buyer	61
5.2	Conditions to Obligations of the Sellers	63

ARTICLE VI	TERMINATION	63
6.1	Termination of Agreement	63
6.2	Effect of Termination	64

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ARTICLE VII	INDEMNIFICATION	65
7.1	Survival	65
7.2	Indemnification of the Buyer Indemnitees	65
7.3	Indemnification of the Sellers	68
7.4	Indemnification Procedures and Related Provisions and Additional Limitations	69
7.5	Insurance and Other Third Party Recoveries	71
7.6	Manner of Payment	71
7.7	Remedies Exclusive	72
7.8	Tax Treatment of Indemnity Payments	72
7.9	No Circular Recovery	72

ARTICLE VIII	ADDITIONAL OPERATIVE PROVISIONS	73
8.1	Assignment; Binding Effect	73
8.2	Choice of Law	73
8.3	Consent to Jurisdiction and Service of Process; Waiver of Jury Trial	73
8.4	Notices	74
8.5	Headings	76
8.6	Fees and Expenses	76
8.7	Entire Agreement; Schedules	76
8.8	Interpretation	76
8.9	Waiver and Amendment	77
8.10	Third-party Beneficiaries	77
8.11	Non-Recourse	77
8.12	Severability	77
8.13	Counterparts; Facsimile Signatures	77
8.14	Specific Performance	78
8.15	Provision Respecting Representation of the Sellers	78

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Exhibit

Exhibit A – Sellers’ Ownership of Acquired Companies
Exhibit B – Corporate Integrity Agreement
Exhibit C – Escrow Agreement
Exhibit D – Form of Note
Exhibit E – Form of Restrictive Covenant Agreement
Exhibit F – Stock Powers

Schedules

Schedule I – Required Governmental Entity and Third Party Consents, Approvals and Notices
Schedule II – Agency Locations
Schedule 4.2 – Employee Communication Plan
Schedule 4.14(h) – Acquired Companies to be Dissolved
Schedule 5.1(j)(vii) – Repayment and OCR Disclosure Certificate
Disclosure Schedule
Buyer’s Disclosure Schedule

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made and entered into and effective as of October 9, 2018, by and among MILTON HECHING, a resident of the lawful age of majority of the State of Florida (“Heching”), the HECHING 2012 EXEMPT IRREVOCABLE TRUST, a trust formed under the laws of the State of Illinois (the “Trust” and together with Heching the “Sellers,” each, a “Seller”), AMEDISYS HOSPICE, L.L.C., a Louisiana limited liability company (“Buyer”), and COMPASSIONATE CARE HOSPICE GROUP, INC., a Florida corporation (the “Company”). Amedisys, Inc., a Delaware corporation (“Amedisys”), also joins in this Agreement solely for purposes of Section 3.4, Section 4.3(a), Section 4.15 and ARTICLE VIII hereof.

BACKGROUND

As further detailed on Exhibit A, the Sellers collectively, directly or indirectly, own one hundred percent (100%) of the outstanding equity interests of the Acquired Companies (as defined herein).

The Sellers desire to sell to Buyer, and Buyer desires to purchase and acquire from the Sellers, all of the issued and outstanding equity interests of the Acquired Companies.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

1.1    Definitions. For purposes of this Agreement, the following capitalized terms have the meanings assigned to them in this Section 1.1. Capitalized terms used in this Agreement and not defined in this Section 1.1, have the meanings assigned to them elsewhere in this Agreement.
“280G Resolutions” has the meaning set forth in Section 4.14(h).

“Acquired Companies” means, collectively, the Company and its Subsidiaries, including the Non-Wholly Owned Subsidiaries, and “Acquired Company” means any one of the Acquired Companies.

“Action” means any action, claim, complaint, investigation, recoupment effort, claims review, suit, arbitration or similar proceeding, whether civil or criminal, at law or in equity by or before any Governmental Entity or Private Program.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agencies” means, collectively, the respective hospice agency operating locations, including branch offices, subunits and drop sites, owned by the Acquired Companies, the individual addresses of which are listed on Schedule II.

“Agreement” means this Stock Purchase Agreement, as the same may be amended or supplemented, together with all exhibits and schedules attached hereto.

“Allocation” has the meaning set forth in Section 4.11(j).

“Asserted Liability” has the meaning set forth in Section 7.4(c)

“Balance Sheet” means the unaudited, consolidated balance sheet of the Acquired Companies as of the Balance Sheet Date.

“Balance Sheet Date” means May 31, 2018.

“Base Purchase Price” means $340,000,000.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA that is established, maintained, sponsored or contributed to by any of the Acquired Companies for the benefit of any current or former employees, contractors, directors or officers thereof, including, without limitation, any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, or performance awards, vacation pay, equity incentive, phantom ownership, tuition reimbursement, severance or termination pay, or other employee benefit plan, agreement, arrangement, practice, program or policy.

“Board of Directors” means (i) with respect to a corporation, its board of directors, (ii) with respect to a limited liability company, its board of managers (if any), managers (if manager managed), managing members (if member managed) or other governing body, and (iii) with respect to any other non-natural Person, its equivalent governing body.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are permitted or required to be closed in Parsippany, New Jersey and Baton Rouge, Louisiana.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer’s Disclosure Schedule” means the disclosure schedule of Buyer referred to in and delivered to the Company pursuant to this Agreement

“Buyer Indemnitees” has the meaning set forth in Section 7.2(a).

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“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership or limited liability company interest, joint venture interest, partnership interest or other ownership interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” has the meaning set forth in Section 2.3(a)(i).

“Closing Cash Target” means $7,000,000.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Period” has the meaning set forth in Section 2.2.

“Closing Time” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Common Stock” means the Capital Stock of the Company, consisting of (a) 100 shares of Class A voting common stock with no par value (the “Class A Company Common Stock”) and (b) 900 shares of Class B non-voting common stock with no par value (the “Class B Company Common Stock”).

“Company Contracts” has the meaning set forth in Section 3.1(k).

“Company Expenses” means (i) the out-of-pocket fees and expenses incurred by the Sellers and/or the Acquired Companies prior to the Closing in connection with the transactions contemplated by this Agreement that remain unpaid as of the Closing, including, without limitation, the fees and expenses of Lowenstein Sandler LLP and (ii) any retention bonus payment obligations of the Company pursuant to any retention agreements entered into by the Company and its employees after the date hereof in accordance with the terms of Part 4.1 of the Disclosure Schedule, provided, however, (x) the Company Expenses to be included pursuant to this clause (ii) shall not exceed the lesser of (A) $300,000 and (B) an amount equal to the product of (I) $300,000 times (II) a fraction, the numerator of which is the maximum aggregate amount of payments that may be made by the Company under any such retention agreements determined as of the Business Day immediately prior to the Closing, and the denominator of which is the maximum aggregate amount of payments that could have been made by the Company pursuant to any such retention agreements determined as of the date such retention agreements were originally entered into by the Company and the related employees, excluding, in each case in this clause (II) employees on leaves of absence, and (y) it is

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understood and agreed that the payees of such Company Expenses shall not receive payment unless and until they are entitled to payment in accordance with the terms of their respective retention agreements. For the avoidance of doubt, Company Expenses shall not include (1) any amount included in Indebtedness, (2) those accounting fees incurred after the date hereof pursuant to Section 4.14(a)(ii), or (3) fees and expenses of certain service providers as described on Part 1 of the Disclosure Schedule.

“Company Intellectual Property” means all Intellectual Property owned by or licensed to any of the Acquired Companies.

“Company Knowledge Group” has the meaning set forth in the definition of “Knowledge.”

“Company Lease” has the meaning set forth in Section 3.1(h)(iii).

“Company Owned Real Property” means any real property owned by an Acquired Company.

“Company Tax Return” has the meaning set forth in Section 4.11(a).

“Confidential Information” means, with respect to any Person, all trade secrets and other confidential, nonpublic or proprietary information prepared for, by or on behalf of, or in the possession of, that Person, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Entity and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

“Contract” means any contract, agreement, indenture, lease or sublease, purchase order, license, note, bond or mortgage.

“Core Service Contracts” has the meaning set forth in Section 3.1(k).

“Corporate Integrity Agreement” means that certain Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services, Compassionate Care Hospice Group, Ltd. and Compassionate Care Hospice of New York, LLC, effective as of January 30, 2015, a copy of which is attached hereto as Exhibit B.

“Derivative Securities” of a specified Entity means any Capital Stock, debt security or other Indebtedness of the specified Entity or any other Person which is convertible into or exchangeable for, or any option, warrant or other right to acquire (i) any unissued Capital Stock of the specified Entity or (ii) any Capital Stock of the specified Entity which has been issued and is being held by the Entity directly or indirectly as treasury Capital Stock.

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“Disclosure Schedule” means the disclosure schedule of the Company referred to in and delivered to Buyer pursuant to this Agreement.

“Distribution Schedule” has the meaning set forth in Section 2.3(b)(i).

“Employee Communication Plan” has the meaning set forth in Section 4.2.

“Encumbrance” means any charge, lien, encumbrance, security interest, option, pledge, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title or voting, whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities laws, rules or regulations.

“Entity” means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business or other trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

“Environmental Law” means any Law enacted and in effect on or prior to the Closing concerning pollution or the protection of the environment or human exposure to Hazardous Materials, including any use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, disposal, remediation, Release or threatened Release of, or exposure to, any Hazardous Material.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with any of the Acquired Companies, is treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code and any related Treasury regulation thereunder.

“Escrow Agent” has the meaning set forth in Section 2.4(a)(ii).

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Buyer, Sellers and the Escrow Agent, in the form attached hereto as Exhibit C.

“Escrow Fund” has the meaning set forth in Section 2.4(a)(ii).

“Escrow Period” has the meaning set forth in Section 7.6(a).

“Financial Statements” means the audited, consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flow of the Acquired Companies as of and for the fiscal year ended December 31, 2017, including the notes thereto, and the unaudited interim balance sheet and related unaudited consolidated statements of operations,

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stockholders’ equity and cash flows of the Acquired Companies for the five-month period ending on the Balance Sheet Date.

“First Release Date” has the meaning set forth in Section 7.6(a).

“Fraud” means, with respect to the Acquired Companies and the Sellers, on the one hand, or Buyer and Amedisys, on the other hand, an actual and intentional fraud by such Person with respect to the making of the representations and warranties set forth in this Agreement, provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included in the related “knowledge group” of such Person (as set forth in the definition of “Knowledge”) had actual knowledge that the representations and warranties made by such Person in this Agreement were actually breached when made, with the express intention to deceive the counterparties to this Agreement and that such counterparties rely thereon to their detriment.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any national, federal, state or local government, or any regulatory authority, administrative agency, bureau, board, commission, court, department, tribunal, arbitral body or other similar governmental, quasi-governmental or similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions or instrumentality thereof or contractor therefor.

“Governmental Filings” has the meaning set forth in Section 3.1(c).

“Government Program” means any United States federal, state or local health care or reimbursement program administered by a Governmental Entity, including, without limitation, Medicare, Medicaid, CHAMPUS, or TRICARE, and any successor program to any of the above.

“Guaranteed Obligations” has the meaning set forth in Section 4.15.

“Hazardous Material” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant (or words of similar import) by or pursuant to Environmental Laws.

“Healthcare Laws” means any Law or Legal Requirement relating to healthcare regulatory and reimbursement matters, including but not limited to (a) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute) (b) any joint federal or state health care or health insurance program, including, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (c) TRICARE, 10 U.S.C. § 1071 et seq.; (d) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes,” and their state law counterparts; (e) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute,” and its state law counterparts; (f) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “federal False

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Claims Act”; (g) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (h) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (i) HIPAA and any other applicable Laws or Legal Requirements concerning the privacy and security of health information; (j) Laws and Legal Requirements relating to participation in or submission of claims to Government Programs and Private Programs; (k) applicable provisions of the Patient Protection and Affordable Care Act, 42 U.S.C. § 18001 et seq., as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 11-152), together with implementing regulations and any other rules or regulations promulgated thereunder; (l) any federal, state or local statute or regulation relevant to mail fraud, wire fraud, false statements or claims; (m) survey, certification, and standards as each relates to eligibility to obtain authorizations of Governmental Entities required to participate in Government Programs; (n) Medicare program conditions of participation and conditions of payment; and (o) all applicable federal, state, and local licensing, accreditation, regulatory, certificate of need, recordkeeping, referrals, quality, and safety Laws.

“Healthcare Liability Claims” means any liabilities of any Acquired Company (including any fines, penalties, or exclusions) relating to any audits, investigations, recoupment efforts, claims, actions, proceedings, lawsuits, demands or charges brought by U.S. Department of Health and Human Services Office of Inspector General, U.S. Department of Justice, a state attorney general, state Medicaid agency or Governmental Entities or Private Program to the extent applicable, related to healthcare fraud, abuse, Federal False Claims Act matters, qui tam or whistle blower actions, or the submission of healthcare claims prior to the Closing by any Acquired Company and any predecessors from whom any Acquired Company acquired any Medicare or Medicaid provider number.

“Heching” has the meaning set forth in the first paragraph of this Agreement.

“HIPAA” means the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, along with the regulations promulgated thereunder by the Secretary of the Department of Health and Human Services.

“Income Tax” means any federal, state, local or foreign income tax measured by or imposed on net income, including any interest, addition to tax or penalty imposed with respect thereto.

“Income Tax Return” means any return, report, declaration, information return or other document required to be filed with a Taxing Authority in connection with Income Taxes, and any claims for refunds of Income Taxes paid, including any amendments to any of the foregoing.

“Indebtedness” means, with respect to any Person, without duplication: (i) obligations for borrowed money, including all outstanding principal, interest, fees, and other amounts payable with respect thereto (including, for the avoidance of doubt, any prepayment penalties or make-whole payments required in connection with the repayment of the borrowed money prior to its stated maturity date); and (ii) guarantees of obligations described in clause (i) of any other Person. For the avoidance of doubt, Indebtedness shall not include obligations payable in installments or on a deferred basis that do not involve obligations for borrowed money, including the remaining payment

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obligation under the Corporate Integrity Agreement, payments under real property or equipment leases and payments for the Company’s insurance policies for the current annual coverage period.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Indemnity Escrow Amount” means $28,000,000, which shall be available to satisfy all Losses relating to claims for indemnification pursuant to Section 7.4.

“Independent Accounting Firm” means Grant Thornton LLP or such other independent certified public accounting firm mutually agreed upon in writing by Buyer and Sellers prior to the Closing.

“Intellectual Property” means all registered and unregistered trademarks, service marks, trade names and Internet domain names and email addresses, slogans, designs, pictures or any other symbols used to identify any good and/or service (together with the goodwill symbolized by any of the foregoing), patents, patent applications, registered and unregistered copyrights, trade secrets, proprietary know-how and other confidential and proprietary information, moral rights and any other intellectual property rights recognized under any Laws or international conventions, and in any country or jurisdiction in the world, all applications, disclosures, renewals, extensions, continuations or reissues thereof, and all rights arising thereunder.

“IT Systems” means the hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment owned, leased or licensed by an Acquired Company.

“Knowledge” with respect to (i) the Acquired Companies and the Sellers, means the actual knowledge of each of Heching, Aliza Heching, the Chief Financial Officer of the Company, Judith Grey, the Chief Executive Officer of the Company and Stella Hardy, the Director of Quality and Compliance of the Company (collectively, the “Company Knowledge Group”), as of the related date, together with the knowledge that such person would reasonably be expected to have following inquiry of all employees of the Acquired Companies reporting directly to such individuals, and (ii) with respect to Buyer and Amedisys, means the actual knowledge of Kristopher Novak, Senior Director of Mergers and Acquisitions of Amedisys, Scott G. Ginn, Chief Financial Officer of Amedisys, David L. Kemmerly, General Counsel of Amedisys and David B. Pearce, Chief Compliance Officer of Amedisys as of the related date, after due inquiry of all management-level employees of Amedisys reporting directly to such individuals.

“Law” means any statute, code, rule, regulation, order, ordinance, treaty, judgment or decree of any Governmental Entity having the effect of law, including without limitation Healthcare Laws.

“Legal Requirement” means at any time (i) any Law, injunction, writ, edict, award, authorization or other legally binding requirement of any Governmental Entity in effect at that time

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or (ii) any legally binding obligation included in any certificate, certification, franchise, Permit or license issued by any Governmental Entity at that time.
“Look-Back Date” means October 1, 2015.
“Losses” to any specified Person means any loss, cost, damage, expense (including reasonable fees of and actual disbursements by attorneys, consultants, experts, auditors or other Representatives, including litigation costs), fine of, penalty on, or liability of any other nature of that Person; provided, however, in no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential, special, exemplary, and punitive damages, other than those that are either awarded in a judgment or paid pursuant to a settlement entered into in accordance with the terms of this Agreement, in each case to a third party pursuant to a Third Party Claim. For the avoidance of doubt, damages that occur as a direct result of an incident shall not constitute consequential damages for purposes of the definition of Losses.
“Mandatory Repayments” shall mean any voluntary repayment required to be made by the Buyer or any Acquired Company following the Closing pursuant to any applicable Legal Requirements, including, without limitation, 42 C.F.R. 401.301 – 401.305 and any related “60 Day Rule” regulations, in each case to the extent the repayment obligation arises from the provision of healthcare services or the submission of healthcare claims prior to the Closing by any Acquired Company or any predecessors from whom any Acquired Company acquired any Medicare or Medicaid provider number.
“Material Adverse Effect” means any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate with other facts, events, series of events, changes, effects or circumstances, has had or is reasonably likely to have a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), or results of operations of the Acquired Companies, taken as a whole; provided, that in no event shall any fact, event, series of events, change, effect or circumstance that arises out of or is attributable to any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect, or shall otherwise be taken into account in the determination of whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (i) any actual or proposed change in any Law, Legal Requirements or accounting standards (including GAAP) or interpretations or the enforcement thereof (except to the extent that such change has had, or is reasonably likely to have, a materially disproportionate effect on the Acquired Companies, taken as a whole, relative to other Persons in the hospice industry); (ii) conditions affecting any of the industries, industry sectors or geographic sectors in which the Acquired Companies operate or in which products of the Acquired Companies are used or distributed, or general business, financial, banking or economic conditions or debt, currency or capital markets (whether in the United States or any other country or in any international market), including changes in interest rates, exchange rates, commodity prices and fuel costs (except to the extent that such change has had, or is reasonably likely to have, a materially disproportionate effect on the Acquired Companies, taken as a whole, relative to other Persons in the hospice industry); (iii) acts of God, national or international political or social conditions, the engagement by the United States or other countries in hostilities, war or military operations, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a

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national emergency or war, the occurrence of any military or terrorist attack, sabotage, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event; (iv) the execution or delivery of this Agreement or the announcement, disclosure, pendency or consummation of the transactions contemplated by this Agreement; (v) effects resulting from the identity of Buyer or its Affiliates, or (vi) any failure by the Acquired Companies to meet any of their internal or published projections, forecasts or predications of revenues, earnings or cash flows for any period (although this clause (vi) shall not apply to the facts and circumstances that may have given rise or contributed to any such failure).

“Medicaid” means collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program in the states in which the Company does business and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Medicare” means collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all Governmental Authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Medicare and Medicaid Recoupment Claims” shall mean any hospice cap liabilities (but only to the extent such cap was surpassed prior to the Closing Date for any particular provider or patient), and any cost-report, take-back, adjustment, recoupment or other liabilities of any Acquired Company related to any pre- or post-payment review of claims, reports, actions, audits, investigations, or proceedings conducted by or on behalf of any Government Programs, including, but not limited to, Department of Health and Human Services Office of Inspector General, Medicare administrative contractors or intermediaries, recovery audit contractors, zone program integrity contractors, specialty medical review contractors, or similar investigative agencies, in each case to the extent such liabilities arise from the provision of healthcare services or the submission of healthcare claims, or the incurrence of costs in excess of the hospice cap for any individual provider or patient, prior to the Closing by any Acquired Company or any predecessors from whom any Acquired Company acquired any Medicare or Medicaid provider number.

“Monthly Financial Statements” has the meaning set forth in Section 4.14(a)(i).

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“New York LLC” means Compassionate Care Hospice of New York, LLC, a New York limited liability company.

“Nondisclosure Agreement” has the meaning set forth in Section 4.3.

“Non-Wholly Owned Subsidiaries” has the meaning set forth in the definition of “Subsidiary.”

“Note” has the meaning set forth in Section 2.4(a)(iv).

“Notice Matter” has the meaning set forth in Section 7.4(b).

“Notice Period” has the meaning set forth in Section 7.4(c)

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (i.e., including, but not limited to, certificate of incorporation, certificate of formation, memorandum of association, articles of association, constitutional documents, by-laws, operating agreement, and shareholders agreement).

“Outside Date” has the meaning set forth in Section 6.1(e).

“Permits” has the meaning set forth in Section 3.1(n)(ii).

“Permitted Encumbrance” means (i) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (ii) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar Encumbrances which have arisen in the ordinary course of business; (iii) Encumbrances approved by Buyer in writing; (iv) Encumbrances for Taxes (A) not yet due and payable, or (B) if due, not yet delinquent or being contested in good faith; in each case provided that adequate reserves with respect thereto are maintained on the books of the related Person in accordance with GAAP; (v) requirements and restrictions of zoning, building and other Laws or Legal Requirements, which are incurred in the ordinary course of such Person’s business or existing on property and not materially interfering with the ordinary conduct of such Person’s business or such Person’s use of such property; (vi) statutory liens of landlords for amounts not yet due and payable, provided that adequate reserves with respect thereto are maintained on the books of the related Person in accordance with GAAP; and (vii) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

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“Personal Information” means (i) any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder, (ii) any information that can specifically identify an individual, such as name, signature, address, social security number, telephone number or other unique identifier, together with any other information that relates to an individual who has been so identified in any format whether written, electronic or otherwise, (iii) information that can be used to authenticate an individual (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answer to security questions, or other personal identifiers) in any format whether written, electronic or otherwise, or (iv) any personally identifiable medical, financial and other personal information about proposed, current and former patients.
“Pre-Closing Period” means any taxable period that ends on or before the Closing Date.

“Privacy Laws” means any applicable federal, or state laws relating to the use, collection, storage, disclosure and transfer of Personal Information.

“Private Programs” means such private, commercial and non-governmental programs, including without limitation any private, commercial and non-governmental insurance program, under which any of the Acquired Companies, directly or indirectly, is presently receiving payments or is eligible to receive payments.

“Pro Rata Portion” means the percentages for each of Heching and Trust, as set forth on the Distribution Schedule.
“Purchase Price” has the meaning set forth in Section 2.3(a)(ii).

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into or through the environment (including natural resources, threatened or endangered species, indoor or ambient air, surface water, groundwater, drinking water supplies, creek, stream or river sediments, marsh or wetlands and land surface or subsurface strata or soil).

“Sale Bonus Payment” means the payment owing by the Company to Judith Grey upon consummation of the Closing pursuant to that certain Executive Employment Agreement by and between Ms. Grey and the Company, dated November 17, 2017.

“Second Release Date” has the meaning set forth in Section 7.6(a).

“Section 338(h)(10) Election” has the meaning set forth in Section 4.11(j).

“Special Health Care Representations” means those representations and warranties contained in clause (t) (Healthcare Matters) of Section 3.1

“Special Representations” has the meaning set forth in Section 7.1(b).

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“Stock Powers” has the meaning set forth in Section 5.1(j)(i).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means any Person whose securities or other ownership interests having by their terms the power to elect a majority of the Board of Directors are owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries. For purposes of this Agreement, and without limitation of the foregoing, each of Compassionate Care Hospice of Central Florida, Inc., f/k/a Compassionate Care Hospice of Miami Dade & Florida Keys, Inc., and Compassionate Care Hospice of Lake and Sumter, Inc., each a Florida corporation (the “Florida Non-Wholly Owned Subsidiaries”), and Pathways to Compassion of California, LLC, a California limited liability company (“Pathways” and collectively, the “Non-Wholly Owned Subsidiaries”), shall constitute a Subsidiary.

“Survival Expiration Date” has the meaning set forth in Section 7.1.

“Tax” means any and all federal, state, local, foreign and other taxes, including net income, gross income, gross receipts, sales, use, ad valorem, hospital, provider, unclaimed property, transfer, franchise, profits, license, lease, rent, service, service use, withholding, payroll, employment, excise, severance, privilege, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, and other governmental fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto.

“Tax Claim” has the meaning set forth in Section 4.11(g).

“Tax Return” means any return, report, declaration, information return or other document required to be filed with a Taxing Authority in connection with any Taxes, and any claims for refunds of Taxes paid, including any amendments to any of the foregoing and any schedules or attachments thereto.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Threshold” has the meaning set forth in Section 7.2(b)(ii).

“Tipping Basket” has the meaning set forth in Section 7.2(b)(i).

“Transfer Taxes” means any sales, use, stock transfer, real property transfer (including controlling interest transfer), real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes incurred in connection with the transactions contemplated hereby, including any interest, addition or penalties imposed with respect thereto.

“Unresolved Claim” has the meaning set forth in Section 7.6(a).

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“WARN” or “WARN Acts” has the meaning set forth in Section 3.1(l)(v).

ARTICLE II
PURCHASE AND SALE OF SHARES; PURCHASE PRICE; ETC

2.1    Purchase and Sale of Shares. In accordance with, and subject to, the provisions of this Agreement, at the Closing, Buyer shall purchase from the Sellers, and the Sellers shall transfer, convey, assign, and deliver to Buyer, all of the Sellers’ right, title and interest in and to (a) the shares of Company Common Stock owned by the Sellers, free and clear of any Encumbrances and (b) the Capital Stock of the Non-Wholly Owned Subsidiaries owned by the Sellers, free and clear of any Encumbrances. The shares of Company Common Stock and Capital Stock of the Non-Wholly Owned Subsidiaries purchased pursuant to this Section 2.1 shall constitute 100% of the issued and outstanding Capital Stock in the Company and the Non-Wholly Owned Subsidiaries.
2.2    Closing. Unless this Agreement is earlier terminated pursuant to Section 6.1, the consummation of the transactions contemplated hereby (the “Closing”) will take place via the electronic exchange of documents and funds as follows: (a) if the conditions set forth in Sections 5.1 and 5.2, other than those conditions which, by their terms, are to be satisfied or waived at the Closing, have been satisfied or waived by the parties on or before the 20th day of the related calendar month, the Closing shall occur on the first day of the first calendar month following that in which such conditions were satisfied or waived, (b) if the conditions set forth in Sections 5.1 and 5.2, other than those conditions which, by their terms, are to be satisfied or waived at the Closing, have been satisfied or waived by the parties after the 20th day of the related calendar month, the Closing shall occur on a mutually agreeable date within twelve (12) calendar days after such conditions were satisfied or waived (the period in which the Closing is permitted to occur pursuant to Sections 2.2(a) and 2.2(b), as applicable, following the satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.2, other than those conditions which, by their terms, are to be satisfied or waived at the Closing, is hereinafter referred to as the “Closing Period”), or (c) such other date that is agreed to in writing by the Sellers and Buyer (in any case, the “Closing Date”). Unless otherwise agreed to in writing by the Sellers and Buyer, the Closing shall be effective as of 12:01 a.m., central time, on the Closing Date unless the Closing occurs on the last day of a calendar month, in which case the Closing shall be effective as of 11:59 p.m., central time, on the Closing Date (such effective time, the “Closing Time”).
2.3    Certain Definitions; Pre-Closing Deliveries.
(a)    Certain Definitions. As used herein, the following terms shall have the following meanings:
(i)    “Closing Cash” means, as of the Closing Time, the consolidated bank account balances of the Acquired Companies, plus, any deposits received by the Acquired Companies from Governmental Entities on the last Business Day immediately prior to the Closing Date which are shown as pending on the documentation to be delivered by the Sellers to Buyer pursuant to Section 2.3(c).

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(ii)    “Purchase Price” means the Base Purchase Price, (A) minus the employer’s share of all employment Taxes owing by the Company in connection with the payment of the Sale Bonus Payment, (B) plus or minus, the amount, if any, by which Closing Cash is greater than or less than Target Closing Cash, as determined pursuant to Section 2.3(c).
(b)    Closing Payment Schedule. At least five (5) Business Days prior to the Closing Date (or such later date as is acceptable to Buyer), the Sellers will furnish (or cause to be furnished) to Buyer the following:
(i)    a spreadsheet (the “Distribution Schedule”) setting forth the Pro Rata Portion for each Seller and the calculation of the Purchase Price that each Seller is entitled to receive in the form of a Note (as defined below) at the Closing, in accordance with Section 2.4 below;
(ii)    a list of the payees of Company Expenses that will receive payment at the Closing, the amounts payable thereto, and their wire instructions for payment; and
(iii)    a signed payoff letter from each holder of outstanding Indebtedness, if any, in form and content reasonably acceptable to Buyer, (A) indicating the amount required to discharge such Indebtedness at the Closing, and the wire instructions for payment, and (B) if such Indebtedness is secured by any Encumbrances, agreeing to release such Encumbrances upon receipt of the payoff amount.
The parties agree that Buyer shall be entitled to rely on the Distribution Schedule in making payments under this ARTICLE II and shall not be responsible for the calculations or the determinations regarding such calculations in such Distribution Schedule.

(c)    Closing Cash Certificate. On the last Business Day immediately prior to the Closing Date, the Sellers will furnish (or cause to be furnished) to Buyer a certificate, in form and content reasonably acceptable to Buyer, certifying the amount of Closing Cash, together with printed snapshots of the Acquired Companies’ bank account balances and received but pending deposits from Governmental Entities at the close of business on the last Business Day immediately prior to the Closing Date. If Closing Cash is less than the Target Closing Cash, the Purchase Price will be decreased on a dollar for dollar basis to the extent of such shortfall, and if Closing Cash is greater than Target Closing Cash, the Purchase Price will be increased on a dollar for dollar basis to the extent of such overage.
2.4    Payments at Closing.
(a)    Payments at Closing. At the Closing, Buyer shall make the following payments (in an amount, in the aggregate, equal to the Purchase Price) by wire transfer of immediately available funds:
(i)    first, on behalf of the Acquired Companies to the respective holders of Indebtedness, if any, outstanding as of the Closing, the amounts specified in the payoff letters delivered by the Company to Buyer pursuant to Section 2.3(b)(iii);

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(ii)    second, to Fifth Third Bank (the “Escrow Agent”), an amount equal to $28,000,000 (together with all earnings thereon, the “Escrow Fund”), to be held and disbursed pursuant to the terms of the Escrow Agreement and this Agreement;
(iii)    third, on behalf of the Acquired Companies, to such payees of the Company Expenses as directed in writing by the Company pursuant to Section 2.3(b)(ii); and
(iv)    fourth, to the Company, an amount equal to the Sale Bonus Payment (and Buyer shall cause the Company to pay such amount to Ms. Grey, less withholdings required by Law), if applicable; and
(v)    Buyer shall issue to each of the Sellers a one-day promissory note in the form and substance of the promissory note annexed hereto as Exhibit D (each a “Note” and collectively, the “Notes”), which shall become due and payable, in accordance with this Section 2.4(a)(v), on the Business Day immediately following the Closing Date. The aggregate principal amount of the Note issued to each Seller shall be equal to the Pro Rata Portion of the Purchase Price to be paid to such Seller.
2.5    Deliveries at Closing by the Sellers. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.2, the Sellers will deliver or cause to be delivered the instruments, consents, certificates and other documents required of him or it by Section 5.1.
2.6    Deliveries at Closing by the Buyer. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.1, Buyer will deliver or cause to be delivered the instruments, consents, certificates and other documents required of Buyer by Section 5.2.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule, subject to Section 8.7, the Company represents and warrants to Buyer that each of the statements contained in this Section 3.1 is true and correct as of the date hereof:
(a)    Due Organization and Good Standing. Each Acquired Company is duly organized or incorporated, validly existing and is in good standing (or the equivalent) under the Laws of the state of its organization or incorporation, which states of organization or incorporation are listed on Part 3.1(a) of the Disclosure Schedule. Each Acquired Company is qualified or otherwise authorized to transact business as a foreign limited liability company or corporation and is in good standing (or the equivalent) under the Laws of every other state in which such qualification or authorization is required under applicable Law, with such exceptions as would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the business of any Acquired Company, or give rise to a material liability of the Acquired Companies, taken as a whole. Each Acquired Company has all requisite corporate or other requisite organizational power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now conducted.

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(b)    Authorization, Execution and Delivery; Valid and Binding Agreement. The Company has the requisite power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby. This Agreement has been, and each of such other agreement, instrument and document will be at or prior to the Closing, duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and such other agreements, instruments and documents, when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)    Governmental Filings. No filings or registration with, notification to, or authorization, consent or approval of any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of this Agreement or the other agreements, instruments and documents of the Acquired Companies contemplated hereby, except (i) Governmental Filings that become applicable or are required solely as a result of matters specifically related to Buyer or its Affiliates, (ii) the Governmental Filings set forth on Part 3.1(c) of the Disclosure Schedule and (iii) where the failure to obtain, give or make such Governmental Filings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Capital Structure; Subsidiaries.
(i)    The issued and outstanding Capital Stock of the Company consists of 1,000 shares of stock, divided into 100 shares of Class A Company Stock and 900 shares of Class B Company Stock, all of which are owned by the Sellers free and clear of any Encumbrances. The issued and outstanding shares of Company Common Stock have been duly authorized, and are validly issued, fully paid and nonassessable.
(ii)    For each of the Florida Non-Wholly Owned Subsidiaries, the Capital Stock is owned ninety percent (90%) by the Trust and ten percent (10%) by the Company, free and clear of any Encumbrances. The issued and outstanding Capital Stock of the Florida Non-Wholly Owned Subsidiaries has been duly authorized, and are validly issued, fully paid and nonassessable.
(iii)    Ninety four percent (94%) of the Capital Stock of Pathways is owned by the Trust, five percent (5%) is owned by the Company, and one percent (1%) is owned by Heching, free and clear of any Encumbrances. The issued and outstanding Capital Stock of Pathways has been duly authorized, and are validly issued, fully paid and nonassessable.
(iv)    Part 3.1(d)(iv) of the Disclosure Schedule accurately lists each Subsidiary, describes the Capital Stock of such Subsidiary that is outstanding and the holder thereof, and identifies whether such Capital Stock is certificated and, if so, includes the certificate number

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and date of issuance thereof. Except as set forth on Part 3.1(d)(iv) of the Disclosure Schedule, all of the issued and outstanding equity ownership interests of each Subsidiary are directly or indirectly owned by the Sellers or another Subsidiary, free and clear of any Encumbrances (other than Permitted Encumbrances), except as set forth on Part 3.1(d)(iv) of the Disclosure Schedule. Each such equity ownership interest has been duly authorized, and is validly issued, fully paid and nonassessable (in each case, to the extent such concept is applicable to such equity ownership interest). Except for the New York LLC and as set forth on Part 3.1(d)(iv) of the Disclosure Schedule, neither Heching, the Trust nor any settlor, trustee or beneficiary of the Trust owns, directly or indirectly, any right, title or interest to or in any other Person engaged in the business of providing hospice care or palliative services.
(v)    There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any of the Acquired Companies to issue shares of its respective equity ownership interests. The offer, issuance and sale of all outstanding equity ownership interests of the Acquired Companies were made in compliance with all applicable federal and state securities laws. Except as set forth on Part 3.1(d)(v) of the Disclosure Schedule, there are no agreements, written or oral, to which any Acquired Company is a party relating to the acquisition, redemption, disposition, voting or registration under applicable securities laws of any equity ownership interest of such Acquired Company. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any of the Acquired Companies.
(vi)    The Distribution Schedule is and at all times shall be true and correct and accurately set forth the amount of the Pro Rata Portion of the Purchase Price owing to each Seller. Except as set forth on the Distribution Schedule, no payments shall be owing to the Sellers in connection with the transactions contemplated by this Agreement.
(e)    Financial Statements. Part 3.1(e) of the Disclosure Schedule attaches true and complete copies of the Financial Statements. Except as set forth in the footnotes thereto, the Financial Statements have been prepared in accordance with GAAP, subject, in the case of unaudited financial statements, to normal recurring adjustments necessary for a fair presentation of interim results (in accordance with GAAP) and the absence of notes thereto. Except as Part 3.1(e) of the Disclosure Schedule sets forth, the Financial Statements fairly present, in all material respects, in accordance with GAAP the consolidated financial position of the Acquired Companies as of the dates thereof and the consolidated results of operations, cash flows and stockholders’ equity for the periods then ended (provided that the Financial Statements do not present any changes in stockholders’ equity of the Acquired Companies for the interim period ended on the Balance Sheet Date), subject, in the case of unaudited financial statements, to normal recurring adjustments necessary for a fair presentation of interim results (in accordance with GAAP) and the absence of notes thereto. None of the Acquired Companies has committed any act of bankruptcy, is insolvent, has proposed a compromise or arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceeding with respect to a compromise or arrangement in bankruptcy, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed to any part of its assets, or has had any debtor take possession of any of its property.

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(f)    No Conflict or Violation. Except as set forth on Part 3.1(c) or Part 3.1(f) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the other agreements, instruments and documents of the Acquired Companies contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby, as applicable, do not (i) assuming all Governmental Filings described or referenced in Section 3.1(c) have been obtained or made, violate, in any material respect, any applicable Law or Legal Requirements to which any Acquired Company is subject, (ii) (A) require a consent or approval under, (B) conflict with, result in a violation or breach of, or constitute a default under, or (C) result in the acceleration of, or a right to accelerate, terminate or cancel, in each case, in any material respect, any Company Contract or Company Lease, or (iii) violate any Acquired Company’s Organizational Documents, except, in the case of clauses (i) or (ii), as would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the business of any Acquired Company, or give rise to a material liability of the Acquired Companies, taken as a whole.
(g)    Legal Proceedings. Except as set forth on Part 3.1(g) of the Disclosure Schedule, (i) there are no Actions pending, or, to the Knowledge of the Company, threatened against any Acquired Company and (ii) none of the Acquired Companies is the subject of any judgment, decree, injunction or order of any Governmental Entity under which any unsatisfied obligation remains outstanding.
(h)    Personal Property; Owned and Leased Real Property.
(i)    The Company has made available to Buyer a true, correct and complete listing, as of May 31, 2018, of (x) all tangible personal property owned by the Acquired Companies as of the Balance Sheet Date with a depreciated book value of at least $20,000, and (y) all material devices, servers, hard drives and other equipment of the Acquired Companies on which information protected by HIPAA may be stored or contained. Except as may be reflected in the Financial Statements or set forth on Part 3.1(h)(i) of the Disclosure Schedule, the Acquired Companies have good and valid title or rights, free and clear of any Encumbrances (except for Permitted Encumbrances), to all of their respective tangible personal property, except for such tangible personal property as has been disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. Except as set forth on Part 3.1(h)(i) of the Disclosure Schedule, all of the tangible personal property of the Acquired Companies is in good working order and condition in accordance with industry practice, ordinary wear and tear excepted, and adequate in all material respects for the purposes for which they presently are being used or held for use, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Acquired Companies hold or have the right to use all material assets, properties, rights and Contracts necessary for the operation of the Business as presently conducted.
(ii)    Except as set forth on Part 3.1(h)(ii) of the Disclosure Schedule, there is no and, since January 1, 2010, there has never been any Company Owned Real Property.
(iii)    Part 3.1(h)(iii) of the Disclosure Schedule sets forth a list of all real property leases (A) for business locations of the Acquired Companies where medical records are located, or (B) requiring annual payments of $20,000 or more by the Acquired Companies (each a “Company Lease”) and the address of the real property to which it relates. Each Company Lease

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remains in full force and effect. No Acquired Company is in breach or default in any material respect under any Company Lease and, to the Company’s Knowledge, no lessor thereunder is in breach or default in any material respect. True and complete copies of all Company Leases, together with all modifications, extensions, amendments and assignments thereof, if any, have been made available to Buyer. Except as set forth on Part 3.1(h)(iii) of the Disclosure Schedule, no Acquired Company has subleased or granted any other right to the use or occupy any real property that is the subject of any Company Lease to any Person other than an Acquired Company.
(i)    Taxes. Except as set forth on Part 3.1(i) of the Disclosure Schedule:
(i)    each Acquired Company has timely filed all income and other material Tax Returns required to be filed by it on or before the Closing Date (taking into account any applicable extensions) with the appropriate Taxing Authority, and has timely paid in full all Taxes shown to be due and payable by any Acquired Company thereon and has timely paid in full all material Taxes due and owing by such Acquired Company (whether or not shown on any Tax Return). Each such Tax Return is true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws;
(ii)    each Acquired Company has withheld and paid to the appropriate Taxing Authorities all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed;
(iii)    the due and unpaid Taxes of the Acquired Companies for all Tax periods through the Balance Sheet Date do not exceed the accruals and reserves for Taxes set forth on the Balance Sheet;
(iv)    no Acquired Company has received written notice from any Taxing Authority of a pending (and, to the Company’s Knowledge, there is no threatened) claim, action, suit, proceeding, deficiency or investigation by a Taxing Authority for the assessment or collection of any Taxes with respect to any Acquired Company;
(v)    there are no Encumbrances for Taxes against any Acquired Company’s assets, other than Encumbrances that constitute a Permitted Encumbrance;
(vi)    no Acquired Company has waived any statute of limitations in respect of Taxes or entered into any agreement extending the period for assessment or collection of any Taxes (except for any such waivers or extensions that have expired);
(vii)    no Acquired Company is a party to any Income Tax allocation or sharing agreement;
(viii)    all material Income Tax Returns filed by the Acquired Companies, examination reports, and statements of deficiencies assessed against or agreed to by the Acquired

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Companies for Tax periods ending December 31, 2014, December 31, 2015 and December 31, 2016, have been made available to Buyer;
(ix)    no Acquired Company is a party to any agreement, contract, arrangement, or plan that could result, separately or in the aggregate, in the payment of any ‘‘excess parachute payment’’ within the meaning of Code §280G(b)(1) (or any corresponding provision of state, local, or non-U.S. Tax law) in connection with the transactions contemplated by this Agreement. No Acquired Company has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). No Acquired Company has (A) been a member of an affiliated group, within the meaning of Code §1504(a) or any similar group defined under any similar provision of state, local or non-U.S. Tax law, filing a consolidated U.S. federal Income Tax Return (other than a group the common parent of which was the Company) or (B) any liability for the Taxes of any Person (other than the Acquired Companies) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor;
(x)    within the past three (3) years, no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361;
(xi)    no Acquired Company is or has been a party to any ‘‘listed transaction,’’ as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2);
(xii)    no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(A)    change in method of accounting for a taxable period ending on or prior to the Closing Date;
(B)    “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;
(C)    installment sale or open transaction disposition made on or prior to the Closing Date;
(D)    prepaid amount received on or prior to the Closing Date;
(E)    election under Code §108(i);
(F)    use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or
(G)    intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

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For the avoidance of doubt, the determination of whether an Acquired Company used an improper method of accounting for a taxable period ending on or prior to the Closing Date shall be determined without regard to any accounting method changes required as a result of the transactions provided for in this Agreement.
(xiii)    no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return;
(xiv)    no written claim has been made within the past three (3) years by any Taxing Authority against an Acquired Company in a jurisdiction where such Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction;
(xv)    no Acquired Company has received or, to the Knowledge of the Company is subject to, any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Taxing Authority).
(j)    Absence of Certain Changes. Since December 31, 2017, there has not occurred any Material Adverse Effect. Except as set forth on Part 3.1(j) of the Disclosure Schedule or as expressly required by this Agreement, since December 31, 2017, each Acquired Company has conducted its business in the ordinary course, consistent with past practice, in all material respects, and no Acquired Company has:
(i)    made any dividend or distribution in respect of, or redemption of, any shares of Company Common Stock, Capital Stock or any equity ownership interests of the Subsidiaries, as applicable, except to another Acquired Company;
(ii)    allowed any Encumbrance to be placed upon any of such Acquired Company’s assets, other than Permitted Encumbrances;
(iii)    cancelled or waived any claims with a potential value in excess of $25,000;
(iv)    terminated or canceled or waived any material right under any Company Contract, other than in the ordinary course of business consistent with past practice;
(v)    acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;
(vi)    sold, transferred or otherwise disposed of a material amount of its properties or assets, other than in the ordinary course of business consistent with past practice;
(vii)    changed its accounting methods or principles theretofore adopted, except as required by GAAP or reflected in the Financial Statements;

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(viii)    experienced any damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of such Acquired Company that, individually or in the aggregate with respect to all Acquired Companies, exceeds $25,000;
(ix)    made any material change in compensation paid or payable to any officer or employee expected to have total annual compensation exceeding $150,000 per annum for the fiscal year ending December 31, 2018, other than any change in the ordinary course of business consistent with past practice, as required by the terms of an existing Benefit Plan or by applicable Law or in connection with a new hire;
(x)    made any material change to its Benefit Plans or the benefits payable thereunder, other than in the ordinary course of business consistent with past practices, as required by applicable Law or the terms of such Benefit Plans;
(xi)    experienced any work interruptions, material labor grievances or similar material claims filed;
(xii)    incurred any Indebtedness (other than (1) borrowings under the Company’s revolving line of credit in the ordinary course of business consistent with past practice, or (2) other ordinary course borrowings in an aggregate amount of no more than $100,000), or guaranteed another Person’s Indebtedness;
(xiii)    made any equity investments in any other Person;
(xiv)    made any capital expenditures in excess of $25,000, in the aggregate;
(xv)    made any material change in its customs or practices regarding cash management, collection of accounts receivable, payments of accounts payable, or cash distributions;
(xvi)    made any material change in its practices with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties; or
(xvii)    entered into any Contract or made any binding commitment to take any of the actions specified in this Section 3.1(j).
(k)    Company Contracts. Part 3.1(k) of the Disclosure Schedule sets forth a list of Contracts to which any Acquired Company is a party and which are in any one or more of the categories listed below (collectively, with the Core Service Contracts, the “Company Contracts”):
(i)    any joint venture agreement, operating agreement, management agreement, cost sharing agreement, or partnership agreement (other than the Organizational Documents of any of the Acquired Companies);
(ii)    any Contract related to an acquisition or divestiture of any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit by any Acquired Company;

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(iii)    any Contract for the purchase, sale or lease of tangible personal property, in each case with future required scheduled payments of $25,000 or more in any calendar year or $50,000 in the aggregate;
(iv)    any employment, severance, retention, deferred compensation or consulting agreement with (A) any officer, director or employee of any Acquired Company or (B) any independent contractor of any Acquired Company expected to have a total annual compensation in excess of $150,000 for the fiscal year ending December 31, 2018;
(v)    any Contract evidencing Indebtedness of such Company, or under which such Acquired Company has issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness, or has directly or indirectly guaranteed Indebtedness (other than capitalized leases), liabilities or obligations of any Person;
(vi)    any Contract containing non-competition, non-solicitation or other material restrictive covenants binding on any of the Acquired Companies or, to the Company’s Knowledge, any of their officers (other than those in favor of the Acquired Companies);
(vii)    each Contract with the Acquired Companies’ top ten (10) vendors on a consolidated basis (based on the consolidated, aggregate dollar amount of purchases of vendor product by the Acquired Companies during the twelve months ending on the Balance Sheet Date);
(viii)    any Contract other than of a type described in subsections (i) through (vii) of this Section 3.1(k) involving (A) future payments by such Acquired Company, (B) performance of services by such Acquired Company with a value, or (C) receipt of goods or services by such Acquired Company with a value, in each of the foregoing cases, in excess of $750,000 on an annual basis;
(ix)    any Contract providing for an exclusive relationship or the purchase from a supplier of all or substantially all of the requirements of any of the Acquired Companies of a particular product or service, including cell phone contracts, utilities, healthcare insurance, leases and the like;
(x)    any Contract between any Acquired Company and any referral source or third party payor, or any immediate family member of any of the foregoing, including, without limitation, any Contract involving any remuneration, compensation, donation, sponsorship or other payments by or to an Acquired Company and the aforementioned parties, excluding, for the avoidance of doubt Contracts with any medical directors of the Acquired Companies to serve in their capacity as such;
(xi)    any outstanding binding commitment to enter into any agreement of the type described in subsections (i) through (x) of this Section 3.1(k).
The Acquired Companies are parties to all hospice core service contracts required by the Medicare conditions of participation or conditions of payment (collectively, the “Core Service Contracts”). True, correct and complete copies of the Company Contracts have been made available to Buyer

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(with the exception of the Core Service Contracts, which are to be provided to Buyer pursuant to Section 4.14(i)). Except as set forth on Part 3.1(k) of the Disclosure Schedule, (i) each Company Contract is in full force and effect, (ii) no Acquired Company is in breach of or default under any Company Contract in any material respect, and (iii) to the Knowledge of the Company, no counterparty is in breach of or default under any Company Contract in any material respect.

(l)    Employees and Compensation.
(i)    Except as set forth on Part 3.1(l) of the Disclosure Schedule, no Acquired Company is or, since the Look-Back Date, has been, subject to any material labor dispute, labor-related arbitration, labor-related lawsuit or labor-related administrative proceeding, no such labor dispute, labor-related arbitration, labor-related lawsuit or labor-related administrative proceeding is pending, and, to the Knowledge of the Company, none is threatened by any Governmental Entity, and none is threatened in writing by any Person other than any Governmental Entity. None of the Acquired Companies’ employees are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees in connection with their employment by any of the Acquired Companies and no union organizing activities involving such employees are pending or, to the Knowledge of the Company, threatened.
(ii)    The Company has made available to Buyer a true and correct list of the name, state of residence, title, employer, date of hire, hourly pay rate or annual salary, fixed bonuses, and discretionary bonuses of each officer, employee or independent contractor of the Acquired Companies employed or engaged by any of the Acquired Companies as of October 7, 2018. The Company has also made available a list of each employee who has notified an Acquired Company in writing as of the date hereof that he or she is not fully available to perform his or her duties as a result of disability leave or other leave and sets forth the basis of such leave and the anticipated date of return to full service. Except (A) as provided by law, (B) as set forth on Part 3.1(l) of the Disclosure Schedule or (C) pursuant to a contract, agreement, or plan made available pursuant to clause 3.1(l)(ii), the employment or engagement, as applicable, of each officer or employee of the Acquired Companies is “at will” and may be terminated without any severance liability of the Acquired Companies.
(iii)    Except as set forth on Part 3.1(l)(iii) of the Disclosure Schedule, none of the Acquired Companies have misclassified any employees of the Acquired Companies as independent contractors pursuant to the applicable United States Department of Labor’s and Internal Revenue Service’s regulations.
(iv)    No Acquired Company is delinquent in payments to any employees or independent contractors for any wages, salaries, bonuses, benefits or other compensation for services performed by them or any amounts required to be paid any employee or independent contractor for any post-employment or post-engagement obligations, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(v)    Each Acquired Company is and has been, since the Look-Back Date, in compliance with its obligations pursuant to the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq. (as amended from time to time, “WARN” and, collectively with any

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similar state or local law, the “WARN Acts”) and with all other notification obligations arising under any statute or otherwise, in each case to the extent affecting, in whole or in part, any site of employment, facility, operating unit or employee of the Acquired Companies. Since the Look-Back Date, the Acquired Companies have not engaged in any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger any WARN Act obligation. To the Company’s Knowledge, no former employees of the Acquired Companies have suffered an “employment loss” (as defined in WARN) in the ninety (90) days prior to the date hereof.
(m)    Employee Benefit Plans.
(i)    Part 3.1(m) of the Disclosure Schedule sets forth a list of each material Benefit Plan. The Company has made available to Buyer, with respect to each Benefit Plan, true and complete copies of: (i) the current plan documents and any amendments thereto; (ii) the current summary plan descriptions and all summaries of material modifications thereto; (iii) the most recent annual report or financial statements, if applicable, with respect to such Benefit Plan. Each Benefit Plan has been established and administered in all material respects in accordance with its terms and applicable Law and Legal Requirements, including, as to each Benefit Plan that is subject to United States Law, ERISA or the Code.
(ii)    Except as set forth on Part 3.1(m) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, in and of itself, (a) entitle any current or former employee, officer or independent contractor of any Acquired Company to severance pay, unemployment compensation or any other payment, or (b) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or independent contractor.
(iii)    Each pension plan that is intended to qualify under Section 401(a) of the Code (the “Qualified Plans”), and each trust funding a Benefit Plan which is intended to be exempt from U.S. federal income tax under Section 501(c)(9) of the Code, has received a favorable determination, opinion or advisory letter from the Internal Revenue Service and, to the Knowledge of the Company, nothing has occurred subsequent to the issuance of such determination, opinion or advisory letter which would reasonably be expected to cause such Qualified Plan or trust to lose its qualified status. Except as set forth on Part 3.1(m) of the Disclosure Schedule, none of the Acquired Companies, nor any of their respective ERISA Affiliates, either currently or at any time within the six (6) years prior to the date hereof, sponsored, maintained, or were otherwise obligated to contribute to a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, or any pension plan subject to Section 412 of the Code. Any trust funding a Benefit Plan, which is intended to be exempt from U.S. federal income Tax under Section 501(c)(9) of the Code, satisfies the requirements of that Section and has received a favorable determination letter from the IRS regarding that exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would reasonably be expected to adversely affect that exempt status.
(iv)    No Acquired Company has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Benefit Plan that would be reasonably likely to subject any Acquired Company any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

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(v)    No audits, inquiries, proceedings or administrative actions are pending or, to the Knowledge of the Company, threatened by a Governmental Entity with respect to any Benefit Plan.
(vi)    All contributions, premiums or other payments for the Benefit Plans listed on Part 3.1(m) of the Disclosure Schedule attributable to all periods prior to the Closing Date have been made, in all material respects, on a timely basis and within the time limits prescribed by ERISA or other applicable Law or have been corrected, in all material respects, in accordance with the Department of Labor’s guidance under the Voluntary Fiduciary Correction Program or other applicable correction program.
(vii)    Each Benefit Plan that is in whole or in part a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) complies in form, and has been maintained and operated in compliance, with Section 409A of the Code and all guidance and regulations issued thereunder. No director, officer, employee or consultant of the Acquired Companies is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A of the Code being imposed on such person.
(viii)    With respect to each Benefit Plan that is a group health plan, each Acquired Company has complied, in all material respects, with all applicable continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").
(n)    Compliance With Laws; Permits.
(i)    Each Acquired Company operates and since the Look-Back Date has operated its business in compliance in all material respects with applicable Laws and Legal Requirements, including, without limitation, Laws and Legal Requirements respecting employment and employment practices, immigration, terms and conditions of employment, wages and hours, overtime pay, hiring practices, parental and family leave and pay, workplace health and safety, and Privacy Laws, and since the Look-Back Date, to the Knowledge of the Company, no Acquired Company has received notice of any Action by any Governmental Entity alleging material liability under, or material noncompliance with, any such Law or Legal Requirement. The Company makes no representation with respect to compliance with Healthcare Laws in this Section 3.1(n).
(ii)    Except as set forth on Part 3.1(n)(ii) of the Disclosure Schedule, each Acquired Company possesses all material approvals, permits, licenses, accreditations, certificates of need, provider numbers and provider agreements, qualifications, certifications and other authorizations required and/or issued by any Governmental Entity or third party payor (collectively, “Permits”) required to conduct its business as it is currently conducted, and such Permits are valid and in full force and effect. Each Acquired Company is and, since the Look-Back Date, has been, in material compliance with the terms and conditions of such Permits.

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Since the Look-Back Date, to the Knowledge of the Company, the Acquired Companies have not received any notice from a Governmental Entity of its intention to cancel, terminate, restrict, limit or otherwise qualify or not renew any of the Permits. The Company makes no representation with respect to Permits required by applicable Healthcare Laws in this Section 3.1(n).

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(o)    Intellectual Property.
(i)    Part 3.1(o) of the Disclosure Schedule identifies (A) each Acquired Company’s registered tradenames, registered trademarks, registered service marks, patents and registered copyrights, and any applications for the foregoing, and Internet domain names and email domain names, and (B) any license pursuant to which Company Intellectual Property is licensed to any Acquired Company by another Person (excluding license agreements pertaining to commercial off-the-shelf computer software products) or licensed to another Person by any Acquired Company. The Company Intellectual Property includes all Intellectual Property used or held for use by the Acquired Companies in, or necessary to, the conduct of their businesses as currently conducted in all material respects. The Acquired Companies either own or have valid licenses or rights to use all of the Company Intellectual Property. Except as set forth on Part 3.1(o) of the Disclosure Schedule, (W) the conduct of each Acquired Company’s business, to the Knowledge of the Company, does not infringe or otherwise violate any other Person’s Intellectual Property, (X) there is no claim pending or, to the Knowledge of the Company, currently threatened in writing against any Acquired Company that the conduct of such Acquired Company’s business infringes or otherwise violates any other Person’s Intellectual Property, (Y) to the Knowledge of the Company, no Person is infringing or otherwise violating any Company Intellectual Property, and (Z) no claims are pending or, to the Knowledge of the Company, threatened in writing against any Person by any Acquired Company that another Person is infringing or otherwise violating any Company Intellectual Property. No Acquired Company has granted to any Person exclusive rights to any of the Company Intellectual Property.
(ii)    The Acquired Companies take commercially reasonable measures to protect, maintain and enforce the Company Intellectual Property.
(iii)    The IT Systems (A) operate as necessary for the conduct of the business of the Acquired Companies, and (B) to the Company’s Knowledge, do not contain any “malware” that would reasonably be expected to interfere with the ability of the Buyer to operate such business post-closing as currently conducted. Since the Look-Back Date, there have been no material adverse events affecting the IT Systems that have caused a material impact on any Acquired Company or its respective business operations. The Acquired Companies have implemented, maintains, and complies with commercially reasonable business continuity and backup and disaster recovery plans and procedures with respect to the IT Systems.
(p)    Brokers’ Fees. No Acquired Company has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and no Acquired Company is under any obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the transactions contemplated by this Agreement as a result of any agreement of any Acquired Company.
(q)    Affiliate Transactions. Except as set forth on Part 3.1(q) of the Disclosure Schedule and for employment relationships, Benefit Plans and the payment of compensation and benefits in the ordinary course of business consistent with past practice, (i) since December 31, 2017, there have been no material transactions, and (ii) there are no Contracts, in each case between the Sellers or any of their Affiliates (other than the Acquired Companies), on the one hand, and any

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Acquired Company, on the other hand. Any such Contracts will be terminated at or prior to the Closing except as otherwise set forth on Part 3.1(q) of the Disclosure Schedule.
(r)    Insurance. Each Acquired Company is insured under the insurance policies listed on Part 3.1(r) of the Disclosure Schedule, true and correct copies of which have been made available to Buyer. The Acquired Companies have made available to Buyer true and correct copies of all insurance loss runs and worker’s compensation claims for the Acquired Companies for the most recently ended three (3) policy years as of the date of this Agreement. All such insurance policies are in full force and effect, are valid and enforceable, and all premiums currently due thereunder have been paid. No Acquired Company has received any notice of cancellation or material modification in coverage amounts of any such insurance policies (except any generally applicable modification not specific to the Acquired Companies). Further, no material insurance carried by the Acquired Companies has been canceled by an insurer, and no Acquired Company has been denied any material coverage. Except as disclosed on Part 3.1(r) of the Disclosure Schedule, there are no pending material claims under any such insurance policy as to which the respective insurers have denied coverage. To the Knowledge of the Company, no Acquired Company has received any written notice of any material increase (or proposed material increase) after the date hereof in any deductibles, retained amounts or premiums payable under the insurance policies pursuant to which each Acquired Company is insured that is disproportionate to other increases occurring in the market, including annual increases in the ordinary course of business.
(s)    Environmental Matters.
(i)    Each Acquired Company is and has been since the Look-Back Date in compliance in all material respects with all Environmental Laws applicable to its properties and is and has been since the Look-Back Date in compliance in all material respects with all Environmental Permits required for the operation of its business as it is has been conducted.
(ii)    There has been no Release of, or human exposure to, any Hazardous Materials that has had or would reasonably be expected to result in material liability to the Acquired Companies under Environmental Laws (other than such matters covered or barred by workers’ compensation and related insurance).
(iii)    Since the Look-Back Date, to the Knowledge of the Company, no Acquired Company has received any notice, information request, demand, claim, or notice of violation concerning any violation or alleged violation of, or any actual or alleged liability of any Acquired Company arising under or related to, any applicable Environmental Law (other than those resolved without any ongoing costs or obligations), which notice, information request, demand or claim is written in the case of notice from a Person that is not a Governmental Entity.
(t)    Healthcare Matters.
(i)    Except as set forth on Part 3.1(t)(i) of the Disclosure Schedule: (A) the business of the Acquired Companies is and since the Look-Back Date, has been at all times conducted in all material respects in compliance with all Healthcare Laws, and (B) since the Look-Back Date, to the Knowledge of the Company, no Acquired Company has received any notice from any

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Governmental Entity regarding any actual or alleged violation of, or failure to comply with, any Healthcare Laws applicable to the Company or by which any properties or assets owned or used by the Company are bound or affected. The Acquired Companies maintain a compliance program consistent in all material respects with the criteria established by the Federal Sentencing Guidelines and the guidance of the Office of Inspector General of the Department of Health and Human Services, and the Acquired Companies are and have, since the Look-Back Date, been operated in compliance in all material respects with their compliance program.
(ii)    Except as set forth on Part 3.1(t)(ii) of the Disclosure Schedule: (A) the Acquired Companies possess all Permits required by applicable Healthcare Laws necessary for the operation of the Acquired Companies, which Permits are set forth on Part 3.1(t)(ii) of the Disclosure Schedule; (B) the Acquired Companies are and have been since the Look-Back Date in material compliance with such Permits, and all of such Permits are valid, in good standing and in full force and effect; (C) there is no Action by or before any Governmental Entity pending, or, to the Company's Knowledge, threatened against any Acquired Company to revoke, withdraw, suspend, cancel, terminate or otherwise limit any such Permit; and (D) to the Knowledge of the Company, no Acquired Company has received any notice from any Governmental Entity regarding any violation of any such Permit or any revocation, withdrawal, suspension, cancellation or termination of any such Permit. Since the Look-Back Date, the Acquired Companies have filed all material reports and maintained and retained in all material respects all records required by applicable Healthcare Laws.
(iii)    Except as set forth on Part 3.1(t)(iii) of the Disclosure Schedule: (A) all billing practices (including, without limitation, billing, coding, filing, and claims practices, and the related reports and filings, including cost and cap reports) of the Acquired Companies are and, since the Look-Back Date, have been in compliance in all material respects with applicable Healthcare Laws; (B) each of the Acquired Companies has paid or caused to be paid all known and undisputed material refunds, overpayments, discounts or adjustments, which have become due, since the Look-Back Date, including but not limited to any such obligation relating to hospice Medicare cap liabilities and/or the “60-day” rule; (C) none of the Acquired Companies has any material reimbursement, payment or payment rate appeals, disputes or contested positions pending before any Governmental Entity and, to the Knowledge of the Company, none are threatened; (D) none of the Acquired Companies has claimed or received reimbursements from Government Programs or Private Programs in material excess of amounts permitted by applicable Healthcare Laws; and (E) the right of the Acquired Companies to receive reimbursements pursuant to any Government Program or Private Program has not been terminated, rescinded, suspended, subject to pre-payment or post-payment review, or otherwise materially adversely affected as a result of any Action by a Governmental Entity or Private Program.
(iv)    The Acquired Companies, as applicable, have timely filed all cost and cap reports required to be filed on or prior to the date hereof in accordance with applicable Government Program requirements. All cost and cap reports submitted by the Acquired Companies to Government Programs have been prepared in all material respects in accordance with and in compliance with applicable Healthcare Laws and are complete and accurate in all material respects. Except as set forth on Part 3.1(t)(iv) of the Disclosure Schedule, since the Look-Back Date, to the

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Knowledge of the Company, none of the Acquired Companies has received notice of any dispute from any Governmental Entity regarding such cost or cap reports, in each case other than with respect to adjustments in the ordinary course of business. Except as set forth on Part 3.1(t)(iv) of the Disclosure Schedule, since the Look-Back Date, none of the Acquired Companies has received written notice of audits or actual, alleged, possible or potential violations with respect to any cost or cap reports, and, to the Knowledge of the Company, no such audits are threatened.
(v)    Neither any Acquired Company nor any of their directors, officers or managing employees has been or is currently suspended, excluded or debarred from contracting with the United States federal or any state government or from participating in any Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)) or, to the Knowledge of the Company, is subject to an investigation or proceeding by any Governmental Entity that has resulted in or would reasonably be expected to result in such suspension, exclusion, or debarment; nor has any Acquired Company, or to the Knowledge of the Company, or any of their directors, officers or managing employees received notice of any impending or potential exclusion listing. No Acquired Company has been sanctioned pursuant to 15 U.S.C. § 41 et seq. or 42 U.S.C. § 1320a-7a or 1320a-8, or been charged with or convicted of a crime described at 42 U.S.C. § 1320a-7b, and no such sanction or proceeding is pending or, to the Company's Knowledge, threatened. Since the Look-Back Date, to the Knowledge of the Company, no employee of the Acquired Companies nor any independent contractor or vendor has been or is currently suspended, excluded or debarred from contracting with the United States federal or any state government or from participating in any Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)) or, to the Knowledge of the Company, is subject to an investigation or proceeding by any Governmental Entity that has resulted in or would reasonably be expected to result in such suspension, exclusion, or debarment.
(vi)    Neither any Acquired Company nor any of their directors, officers, employees, or, to the Knowledge of the Company, their contractors or agents, while acting on behalf of the Acquired Companies, have, solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for any referral in violation of any applicable Healthcare Law.
(vii)    Except as set forth on Part 3.1(t)(vii) of the Disclosure Schedule, no Acquired Company, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, contractors or agents, while acting on behalf of the Acquired Companies, are or, since the Look-Back Date, have been: (A) a party to or otherwise subject to a civil investigative demand, subpoena, corporate integrity or any other consent decree, judgment, order, deferred or non-prosecution agreement, settlement or similar agreement with a Governmental Entity, (B) to the Company's Knowledge, the subject of any investigation, program integrity review or audit conducted by any federal, state or local Governmental Entity or agent thereof, or any Private Program to the extent applicable, (C) to the Company’s Knowledge, a defendant or named party in any qui tam/False Claims Act litigation, (D) subject to any mandatory or discretionary exclusion or suspension from Federal program participation, or (E) been the subject of any investigation, program integrity review, audit or survey conducted by any federal, state or local Governmental Entity or trade association, professional review organization, accrediting organization, licensing or certifying agency that resulted in a finding of any alleged improper activity or the Acquired Company’s receipt

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of either a notice of deficiency or other notice of any type of violation of any Healthcare Law. The Company has made available to Buyer true, correct and complete copies of each healthcare-related survey of the Acquired Companies conducted in the preceding three (3) years.
(viii)    Except as set forth on Part 3.1(t)(viii) of the Disclosure Schedule, no Acquired Company has since the Look-Back Date: (A) had any security or data breaches compromising or otherwise involving Protected Health Information, as that term is defined in HIPAA, that required notification under 45 C.F.R. § 164.406 or 45 C.F.R. § 164.408(b); (B) received any claim or notice from any Governmental Entity or agent thereof alleging or referencing a violation of HIPAA or the investigation of any breach or the improper use, disclosure or access to any Protected Health Information in its possession, custody or control that has not been resolved; (C) to the Knowledge of the Company, received any communication from any Governmental Entity alleging that any of the Acquired Companies are not in compliance with HIPAA that has not been resolved; and (D) had occur any event that required it to provide notification to any Governmental Entity under any state privacy and/or breach notification Laws. The Acquired Companies, as applicable, have established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA in all material respects. Without limitation of the foregoing, each Acquired Company is and has been since the Look-Back Date a lawful party to or beneficiary of a business associate agreement with each third party providing claims review, claims audit and related services on behalf of the Acquired Companies, including such third party(ies) situated in the Philippines, and all such arrangements by and between the Acquired Companies and, to the Company’s Knowledge, those third parties providing such claims review, claims audit and related services are and have been at all relevant times in compliance with applicable Laws in all material respects, including, without limitation, HIPAA, HITECH and any and all corresponding state privacy laws.
(ix)    Except as set forth on Part 3.1(t)(ix) of the Disclosure Schedule, none of the Acquired Companies, or any predecessor from which it acquired a provider number, has since the Look-Back Date conducted any home health operations, provided any skilled or non-skilled home health services, or participated in, or received any funds from, any Government Programs with respect to the provision of any home health services.
(x)    Except as set forth on Part 3.1(t)(x) of the Disclosure Schedule, (A) no referral source of the Acquired Companies maintains an ownership interest in, or compensation arrangement with, the Acquired Companies; and (B) (x) none of the Acquired Companies has entered into any joint venture, partnership, co-ownership or other financial arrangement involving any ownership, lease or investment interest in or by the Acquired Companies with an individual known by it to be a physician or an immediate family member of a physician; and (y) no physician who has, or whose immediate family member has, a financial relationship (as such terms are defined in the Stark Law), with any Acquired Company directly or indirectly makes (or has made) referrals, as that term is defined in the Stark Law, to any Acquired Company or any predecessor business, in each case in (x) and (y) above, without complying with an applicable exception from the Stark Law’s referral prohibition as set forth on Part 3.1(t)(x) of the Disclosure Schedule.

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(xi)    All employees and independent contractors of the Acquired Companies possess the necessary licenses, certificates and qualifications, as required by the applicable Healthcare Laws, to carry out their respective duties to the Acquired Companies, with such exceptions as are not material to the Acquired Companies taken as a whole. All employees and independent contractors of the Acquired Companies required to be licensed, certified, registered, accredited, or similarly approved by a Governmental Entity are in compliance with such licensing requirements and do not engage in activities subject to licensure or such other regulatory approval in jurisdictions in which such license or other regulatory approval is required but has not been obtained and maintained, with such exceptions as are not material to the Acquired Companies taken as a whole. The Acquired Companies audit the license status of all employees and independent contractors on a monthly basis and remove any such employees or independent contractors from active services if such person’s license is not in good standing or has expired.
(xii)    The Acquired Companies are not relying on any exemption from or deferral of any Healthcare Laws (other than applicable exceptions from the Stark Law’s referral prohibition as set forth on Part 3.1(t)(x) of the Disclosure Schedule).
(xiii)    The hospice patients of the Acquired Companies, currently and since the Look-Back date, satisfy and have satisfied, as applicable, all of the criteria for hospice appropriateness, eligibility and billing under the rules and regulations of the Government Programs and the requirements of the Private Programs, with such exceptions as are not material to the Acquired Companies, taken as a whole. None of the Acquired Companies has made any material claims to, or received material reimbursements from, the Government Programs or any Private Program (A) for patients who have not been certified as terminally ill in accordance with 42 C.F.R. § 418.22; (B) for services which are not reasonable and necessary for the palliation and management of the terminal illness and related conditions; (C) for services which do not comply with the plan of care established for the patient and periodically reviewed by the attending physician, the medical director, and the interdisciplinary group of the hospice program as set forth in 42 C.F.R. § 418.56; (D) for an item or service that was either not provided as claimed or false or fraudulent; (E) for a patient that has not elected hospice care in accordance with 42 C.F.R. § 418.24; and (F) for amounts in excess of the amounts permitted by applicable Laws or the Government Programs or Private Programs, including without limitation any amounts in excess of the applicable Medicare hospice cap, with such exceptions for clauses (A) through (F) of this Section 3.1(t)(xiii) as are not material to the Acquired Companies, taken as a whole.
(xiv)    The Company has made available to Buyer the patient census of each provider number of the Acquired Companies as of August 23, 2018 (to be updated by the Acquired Companies as of Closing), and shows by provider number the start of care date, the last billing date, the residence, and the level of service for each patient; provided, that such census does not contain any Personal Information of any such patient.
(xv)    Each of the Acquired Companies has and has had at all times since the Look-Back Date effective and enforceable written contracts with all skilled nursing facilities in which its patients reside, with such exceptions as would not give rise to a material liability of the Acquired Companies.

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(xvi)    The Acquired Companies have (i) verified, or in the case of independent contractors, received verification from such independent contractors with respect to, the credentials of employees and independent contractors providing patient care or other services reimbursable under Government Programs, (ii) conducted criminal background checks on all such employees and independent contractors, and (iii) screened all such employees and independent contractors under the List of Excluded Individuals/Entities. The Acquired Companies and their respective employees and independent contractors supporting their respective business operations satisfy all applicable conditions of participation for the provision of services by the Agencies.
(xvii)    All specialty programs currently utilized by the Acquired Companies or utilized by the Acquired Companies since the Look-Back Date, including, but not limited to, programs or protocols targeting specific diseases states, are set forth on Part 3.1(t)(xviii) of the Disclosure Schedule.
(xviii)    The Acquired Companies are and have been at all times in compliance with the terms and requirements of the Corporate Integrity Agreement, including, without limitation, having timely made all reports, repayments and filings with the Office of Inspector General required thereby.
(xix)    The Acquired Companies have submitted bills to Medicare and all other payors for all patients receiving hospice services from the Acquired Companies in accordance with the sequential billing requirements of the related Government Programs and Private Programs, with such exceptions as would not give rise to a material liability of the Acquired Companies or materially interfere with, disrupt or delay the billing or collection activities of the Acquired Companies after the Closing.
(u)    Miscellaneous.
(i)    Part 3.1(u)(i) of the Disclosure Schedule contains a list of the members of the Board of Directors, managers and officers of each Acquired Company.
(ii)    Part 3.1(u)(ii) of the Disclosure Schedule contains a list of each bank or other financial institution in which a Acquired Company has an account, safe deposit box or lock box arrangement, the name of the Acquired Company in whose name such account, box or arrangement is held, the identifying numbers or symbols of the account, box or arrangement, and the name of each person authorized to draw thereon or to have access thereto.
(iii)    Part 3.1(u)(iii) of the Disclosure Schedule contains a list of any assets owned by the Acquired Companies constituting negotiable instruments, promissory notes, tangible chattel paper and documents of title.
(iv)    The Acquired Companies do not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) relating to the operation of their respective businesses, as applicable, that are required under GAAP to be accrued on the face of a balance sheet, except for (i) current liabilities incurred in the ordinary course of business, consistent with past practice, since the Balance Sheet Date, (ii) expenses incurred

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in connection with the transactions contemplated by this Agreement, (iii) liabilities set forth in the Balance Sheet, and (iv) liabilities set forth on Part 3.1(u)(iv) of the Disclosure Schedule.
(v)    The Company does not hold any direct or indirect ownership interest in the New York LLC or any Entity having hospice operations in the State of New York. There are not any agreements between CCH and the New York LLC.
(vi)    True and complete copies of all records of quarterly meetings of the Boards of Directors of the Acquired Companies have been made available for inspection by Buyer.
(v)    Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.1 AND IN SECTION 3.3, NONE OF THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, SECURITYHOLDERS, AFFILIATES, MANAGERS, MEMBERS, PARTNERS, EMPLOYEES, CONSULTANTS, AGENTS, COUNSEL OR ADVISORS MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, TO BUYER OR ANY OF ITS AFFILIATES OR FINANCING SOURCES. ANY REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS SECTION 3.1 OR IN SECTION 3.3, WHETHER EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSES OR NON-INFRINGEMENT), ARE DISCLAIMED BY THE COMPANY AND EACH OTHER ACQUIRED COMPANY. EXCEPT AS SET FORTH IN THIS SECTION 3.1 AND IN SECTION 3.3, THE COMPANY AND EACH OTHER ACQUIRED COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE ACQUIRED COMPANIES, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.1 AND IN SECTION 3.3 (AS QUALIFIED BY THE APPLICABLE PART OF THE DISCLOSURE SCHEDULE) SUCH SUBJECT ASSETS ARE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.1 AND IN SECTION 3.3. THE COMPANY, AND THE OTHER ACQUIRED COMPANIES, ARE NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF THE ACQUIRED COMPANIES.
(w)    Reliance. The Company acknowledges that none of Buyer, Amedisys or any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that Buyer or Amedisys have furnished or made available to the Company or its representatives, other than as explicitly set forth in Section 3.2 and Section 3.4, and none of Buyer, Amedisys or any other Person (including any representative of Buyer or Amedisys) shall have or be subject to any liability to the Company, resulting from its use

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of any such information, documents or material made available to the Company or its representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated herein that is not explicitly set forth in Section 3.2 or Section 3.4. The Company acknowledges that, except for the representations and warranties contained in Section 3.2 or Section 3.4, none of Buyer, Amedisys nor any other Person has made, and the Company has not relied on, any other representation or warranty, express or implied, written or oral, by or on behalf of Buyer or Amedisys. The Company acknowledges that neither it nor any other Person, directly or indirectly, has made, and it has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of Buyer or Amedisys.
3.2    Representations and Warranties of the Buyer. Buyer represents and warrants to the Acquired Companies and the Sellers that each of the statements contained in this Section 3.2 is true and correct as of the date hereof.
(a)    Due Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Louisiana, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.
(b)    Authorization and Execution. Buyer has the power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of Buyer contemplated hereby. This Agreement has been, and each of such other agreement, instrument and document to which it is a party will be at or prior to the Closing, duly and validly executed and delivered by Buyer, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and such other agreements, instruments and documents, when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)    Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance by Buyer of this Agreement or the other agreements, instruments or documents contemplated hereby, or the consummation by Buyer of the transactions contemplated hereby or thereby, as applicable, except (i) Governmental Filings that become applicable as a result of matters specifically related to the Company, (ii) Governmental Filings set forth on Part 3.2(c) of Buyer’s Disclosure Schedule or (iii) such other Governmental Filings the failure of which to be obtained or made would not materially impair the ability of Buyer to consummate the transactions contemplated hereby.
(d)    No Conflict or Violation. Except as set forth on Part 3.2(d) of Buyer’s Disclosure Schedule, the execution, delivery and performance by Buyer of this Agreement and the other agreements, instruments and documents contemplated hereby, and the consummation by Buyer

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of the transactions contemplated hereby and thereby do not (i) assuming all authorizations, consents and approvals described or referred to in Section 3.2(c) have been obtained or made, violate any applicable Law or Legal Requirements to which Buyer is subject, (ii) require a consent, approval or notification under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Buyer is a party, or (iii) violate the Organizational Documents of Buyer, except with respect to the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, impair the ability of Buyer to consummate the transactions contemplated hereby.
(e)    Legal Proceedings. There are no Actions pending or, to the Knowledge of Buyer, threatened which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair its ability to consummate the transactions contemplated hereby.
(f)    Brokers’ Fees. Buyer has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.
(g)    Financial Ability. Buyer has immediately available funds or funds available under its credit facility sufficient to consummate the transactions contemplated by this Agreement, including (i) the payment of the Purchase Price, (ii) the funding of all of Buyer’s costs and expenses arising in connection therewith, and (iii) any capital reserves required by any applicable Governmental Authority to be maintained. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or threatened against Buyer.
(h)    Solvency. Immediately after the consummation of the Closing (including, without limitation, after the payment in full of the Purchase Price), each Acquired Company will be Solvent, except to the extent any failure of each Acquired Company to be solvent results from a breach of the Sellers’ or the Company’s representations and warranties.
(i)    Reliance. Buyer acknowledges that none of the Acquired Companies, the Sellers or any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Acquired Companies or the Sellers have furnished or made available to Buyer, Amedisys or their representatives, other than as explicitly set forth in Section 3.1 and Section 3.3, and none of the Acquired Companies, the Sellers or any other Person (including any representative of the Acquired Companies or the Sellers) shall have or be subject to any liability to Buyer, Amedisys, its Affiliates, or any other Person, resulting from Buyer’s or Amedisys’ use of any such information, documents or material made available to Buyer, Amedisys or their representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated herein that is not explicitly set forth in Section 3.1 or Section 3.3. Buyer acknowledges that, except for the representations and warranties contained in Section 3.1 or Section 3.3, none of the Sellers, the Company nor any other Person has made, and Buyer has not relied on, any other representation or warranty, express or implied, written or oral, by or on behalf of the Sellers or the Company. Buyer

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acknowledges that neither the Sellers, the Company nor any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Acquired Companies.
(j)    No Other Negotiations. As of the date of this Agreement, neither Buyer, nor any of its Affiliates, are involved in substantive negotiations with respect to the acquisition of any business that would reasonably be expected to delay or impede the ability of the parties hereto to make or obtain any of the Governmental Filings required in connection with the consummation of the transactions contemplated by this Agreement.
(k)    Disclaimer of Other Representations and Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.2, NEITHER BUYER NOR ANY OF ITS DIRECTORS, OFFICERS, SECURITYHOLDERS, AFFILIATES, MANAGERS, MEMBERS, PARTNERS, EMPLOYEES, CONSULTANTS, AGENTS, COUNSEL OR ADVISORS MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, TO SELLERS OR ANY OF ITS AFFILIATES. ANY REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS SECTION 3.2 ARE DISCLAIMED BY THE BUYER.
3.3    Representations and Warranties of the Sellers. Except as set forth on the Disclosure Schedule, subject to Section 8.7, each Seller represents and warrants to Buyer, solely with respect to himself or itself, that each of the statements contained in this Section 3.3 is true and correct as of the date hereof:
(a)    Execution. If such Seller is a natural person, (i) such Seller has the requisite capacity, power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby and (ii) this Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against him in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). If such Seller is a trust: (i) the duly appointed trustee of such Seller is named on the signature page of such Seller; (ii) such Seller’s trustee has the requisite power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby on behalf of such Seller; (iii) the execution and delivery by the trustee of such Seller (on behalf of such Seller) of this Agreement, the performance by such trustee (on behalf of such Seller) of such Seller’s obligations hereunder have been duly authorized by all necessary action on the part of such trustee, and no other authorization or consent of such trustee is necessary under applicable Law; (iv) the trust is duly organized and validly existing under the Laws of its state of organization; and (v) the trustee of each Seller that is a trust has not approved or proposed any amendment to such Seller’s organizational documents (including, without limitation, such trust’s declaration of trust and any other document pertaining to the duties and powers of the trustee thereof in such capacity as in effect as of the date of this Agreement).

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(b)    Governmental Filings. No Governmental Filings are required in connection with such Seller’s execution, delivery and performance of this Agreement or the other agreements, instruments or documents contemplated hereby, or the consummation by him or it of the transactions contemplated hereby or thereby, as applicable, except the Governmental Filings set forth on Part 3.3(b) of the Disclosure Schedule and where the failure to obtain, give or make such Governmental Filings would not, individually or in the aggregate, reasonably be expected to materially impair the ability of such Seller to perform his or its obligations under this Agreement or the other agreements, instruments or documents contemplated hereby, or the consummation by him or it of the transactions contemplated hereby or thereby.
(c)    No Conflict or Violation. The execution, delivery and performance by such Seller or such Seller’s trustee (on behalf of such Seller) of this Agreement, and the consummation by such Seller of the transactions contemplated hereby and thereby do not (i) assuming all authorizations, consents and approvals described or referred to in Section 3.3(c) have been obtained or made, violate any applicable Law or Legal Requirements to which such Seller is subject, or (ii) require a consent, approval or notification under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which such Seller is a party, except, with respect to the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, (x) reasonably be expected to be materially adverse to such Seller, and (y) would not materially impair the ability of such Seller to perform his or its obligations under this Agreement or the other agreements, instruments or documents contemplated hereby, or the consummation by him or it of the transactions contemplated hereby or thereby.
(d)    Legal Proceedings. There are no Actions pending against such Seller, or such Seller’s trustee (in her capacity as such) or, to the Knowledge of such Seller, threatened against such Seller which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. Such Seller is not subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair his or its ability to consummate the transactions contemplated hereby.
(e)    Brokers’ Fees. Such Seller has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and he or it is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.
(f)    Ownership.
(i)    Heching is the lawful record and beneficial owner of (A) 100 shares of Class A Company Common Stock; and (B) 554 shares of Class B Company Common Stock, and one percent (1%) of the Capital Stock of Pathways, and has good and marketable title to such shares, free and clear of any Encumbrances.
(ii)    The Trust is the lawful record and beneficial owner of (A) 346 shares of Class B Company Common Stock; (B) ninety percent (90%) of the Capital Stock of each of the

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Florida Non-Wholly Owned Subsidiaries; and (C) ninety-four percent (94%) of the Capital Stock of Pathways, and has good and marketable title to such shares, free and clear of any Encumbrances.
(g)    Solvency. Such Seller is solvent, will not be rendered insolvent as a result of the transactions contemplated hereby, and will remain solvent at all times prior to the expiration of the latest Survival Expiration Date. For purposes hereof, the term "solvency" means that: (i) such Seller is able to pay his or its debts or obligations in the ordinary course as they mature; and (ii) such Seller has capital sufficient to carry on his or its business and all business in which he or it is about to engage.
(h)    Disclaimer of Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN THIS SECTION 3.3 (AS QUALIFIED BY THE APPLICABLE PART OF THE DISCLOSURE SCHEDULE) ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY OR CONCERNING THE SELLERS AND THE SELLERS’ OWNERSHIP OF COMPANY COMMON STOCK, CAPITAL STOCK OF THE FLORIDA NON-WHOLLY OWNED SUBSIDIARIES AND PATHWAYS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 3.3 (AS QUALIFIED BY THE APPLICABLE PART OF THE DISCLOSURE SCHEDULE), SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO SELLERS, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.3 (AS QUALIFIED BY THE APPLICABLE PART OF THE DISCLOSURE SCHEDULE). SELLERS ARE NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING THE VALUE OF SELLERS’ OWNERSHIP OF COMPANY COMMON STOCK OR ANY PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE OWNERSHIP OF COMPANY COMMON STOCK OR THE ACQUIRED COMPANIES.
(i)    Reliance. The Sellers acknowledge that none of Buyer, Amedisys or any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that Buyer or Amedisys have furnished or made available to the Sellers or their representatives, other than as explicitly set forth in Section 3.2 and Section 3.4, and none of Buyer, Amedisys or any other Person (including any representative of Buyer or Amedisys) shall have or be subject to any liability to the Sellers, resulting from its use of any such information, documents or material made available to the Sellers or their representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated herein that is not explicitly set forth in Section 3.2 or Section 3.4. The Sellers acknowledge that, except for the representations and warranties contained in Section 3.2 or Section 3.4, none of Buyer, Amedisys nor any other Person has made, and the Sellers have not relied on, any other representation or warranty, express or implied, written or oral, by or on behalf of Buyer or Amedisys. The Sellers acknowledge that neither they nor any other Person, directly or indirectly, has made, and it has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of Buyer or Amedisys.

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3.4    Representations and Warranties of Amedisys. Except as set forth on the related Part of the Buyer Disclosure Schedule, Amedisys represents and warrants to the Sellers and the Company that each of the statements contained in this Section 3.4 is true and correct as of the date hereof.
(a)    Due Organization and Good Standing. Amedisys is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.
(b)    Authorization and Execution. Amedisys has the power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Amedisys, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligation of Amedisys, enforceable against Amedisys in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)    Solvency. Amedisys is not insolvent and the execution of this Agreement and the consummation of the transactions contemplated herein will not render Amedisys insolvent.
(d)    Governmental Filings. No Governmental Filings are required in connection with Amedisys’ execution, delivery and performance of this Agreement or the other agreements, instruments or documents contemplated hereby, or the consummation by it of the transactions contemplated hereby or thereby, as applicable.
(e)    No Conflict or Violation. The execution, delivery and performance by Amedisys of this Agreement, and the consummation by Amedisys of the transactions contemplated hereby and thereby do not (i) violate any applicable Law or Legal Requirements to which Amedisys is subject, (ii) require a consent, approval or notification under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Amedisys is a party, or (iii) violate the Organizational Documents of Amedisys.
(f)    Legal Proceedings. There are no Actions pending against Amedisys or, to the Knowledge of Buyer, threatened against Amedisys which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. Amedisys is not subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair its ability to consummate the transactions contemplated hereby.
(g)    Reliance. Amedisys acknowledges that none of the Acquired Companies, the Sellers or any other Person has made any representation or warranty, express or implied, written

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or oral, as to the accuracy or completeness of any information that the Acquired Companies or the Sellers have furnished or made available to Buyer, Amedisys or their representatives, other than as explicitly set forth in Section 3.1 and Section 3.3, and none of the Acquired Companies, the Sellers or any other Person (including any representative of the Acquired Companies or the Sellers) shall have or be subject to any liability to Buyer, Amedisys, its Affiliates, or any other Person, resulting from Buyer’s or Amedisys’ use of any such information, documents or material made available to Buyer, Amedisys or their representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated herein that is not explicitly set forth in Section 3.1 or Section 3.3. Amedisys acknowledges that, except for the representations and warranties contained in Section 3.1 or Section 3.3, none of the Sellers, the Company nor any other Person has made, and Amedisys has not relied on, any other representation or warranty, express or implied, written or oral, by or on behalf of the Sellers or the Company. Amedisys acknowledges that neither the Sellers, the Company nor any other Person, directly or indirectly, has made, and Amedisys has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Acquired Companies.
(h)    Disclaimer of Other Representations and Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3.4, NEITHER AMEDISYS OR ANY OF ITS DIRECTORS, OFFICERS, SECURITYHOLDERS, AFFILIATES, MANAGERS, MEMBERS, PARTNERS, EMPLOYEES, CONSULTANTS, AGENTS, COUNSEL OR ADVISORS MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, TO THE SELLERS OR THE ACQUIRED COMPANIES. ANY REPRESENTATIONS AND WARRANTIES NOT SPECIFICALLY SET FORTH IN THIS SECTION 3.4 ARE DISCLAIMED BY AMEDISYS.
ARTICLE IV
COVENANTS

4.1    Conduct of the Acquired Companies’ Businesses.
(a)    During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as required by applicable Law or Legal Requirements, set forth on Part 4.1 of the Disclosure Schedule, required by this Agreement or consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each other Acquired Company to:
(i)    conduct its business and operations in the ordinary course of business consistent with past practice and in accordance with applicable Law and Legal Requirements in all material respects, except as expressly contemplated by this Agreement; and
(ii)    maintain its legal existence.
(b)    During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as required by applicable Law or Legal Requirements, set forth on Part 4.1(b) of the Disclosure Schedule, required by this Agreement or

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consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any other Acquired Company to:
(i)    effect any amendment to or change its Organizational Documents in any respect;
(ii)    subject to Section 4.1(c), make any dividend or distribution on the shares of Company Common Stock or Capital Stock, or issue, repurchase or redeem any equity interests or any options, warrants, convertible or exchangeable securities or other rights to acquire equity interests of any such Company Common Stock or Capital Stock;
(iii)    issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness or any capitalized lease obligation;
(iv)    except in the ordinary course of business consistent with past practice, accelerate, terminate, modify or cancel any material right under any Company Contract;
(v)    sell, lease, transfer or otherwise dispose of any of the material property or assets of any Acquired Company which are material to the Acquired Companies taken as a whole;
(vi)    cancel, compromise or settle any material claim, or intentionally waive or release any material rights, of any Acquired Company;
(vii)    except as required by applicable Law from time to time in effect or by the terms of any Benefit Plans: (A) increase the annual level of compensation of any director or employee of the Acquired Companies, except for increases in the ordinary course of business consistent with past practice (provided that any annual compensation increase of $20,000 or more for any director or employee, whether or not in the ordinary course of business, shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed), (B) grant any increased bonus, benefit or other direct or indirect compensation to any director or employee of the Acquired Companies, except in the ordinary course of business consistent with past practice, (C) increase the coverage or benefits available under any (or create any new) Benefit Plan, except in the ordinary course of business consistent with past practice, or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any of the Acquired Companies is a party, except in the ordinary course of business consistent with past practice to the extent otherwise permitted pursuant to this Agreement;
(viii)    subject to any Encumbrance any of the properties or assets of the Acquired Companies, except for Permitted Encumbrances;
(ix)    make or change any material Tax election, other than as required by applicable Law or Legal Requirements or as may be consistent with past practices, or settle or compromise any material liability relating to Taxes with a Taxing Authority;

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(x)    adopt or change any material accounting method, except as required by GAAP, file any material amended Tax Return, enter into any material closing agreement, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to an Acquired Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of any Acquired Company for any period ending after the Closing Date or materially decreasing any Tax attribute of any Acquired Company existing on the Closing Date, other than as required by applicable Law or Legal Requirements or as may be consistent with past practices;
(xi)    acquire any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit, whether by merger or consolidation, purchase of substantial assets or equity interests or any other manner;
(xii)    adopt a complete or partial plan of liquidation or resolutions authorizing or providing for such a liquidation or dissolution, consolidation, recapitalization, reorganization or bankruptcy, or make a general assignment for the benefit of creditors;
(xiii)    make any material change in its customs or practices regarding cash management, collection of accounts receivable, payments of accounts payable, or cash distributions;
(xiv)    engage in any transaction, arrangement or contract with any officer, director, shareholder or other insider; or
(xv)    agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (i) through (xiv) or that would require disclosure under Section 3.1(j).
(c)    Notwithstanding anything to the contrary herein, the Company may distribute to the Sellers prior to the Closing, by distribution or otherwise, all or any cash and cash equivalents of the Company and the Subsidiaries in excess of the Closing Cash Target.
(d)    Buyer acknowledges and agrees that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Closing, (ii) prior to the Closing, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Acquired Companies, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in Section 4.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of the Company’s counsel, violate any applicable Law.
4.2    Publicity.
Prior to the Closing, no party shall (or permit any Affiliate or any agent or representative thereof to) issue a press release or make any other public announcement concerning the transactions

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contemplated by this Agreement without the prior written consent of the Sellers and Buyer, except as such release or announcement may be required by Law or the rules or regulations of the United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow each of the other parties reasonable time to comment on such release or announcement in advance of such issuance. Upon execution of this Agreement, the parties have agreed that (i) a mutually agreeable public announcement will be made, (ii) the parties will implement a mutually agreed joint communication plan to patients/payors, referral sources, vendors and suppliers of the Acquired Companies, and (iii) the parties will implement the mutually agreed upon communication and preparedness plan with respect to the employees and contractors of the Acquired Companies, which plan is attached hereto as Schedule 4.2 (such plan, as it may be amended by the mutual agreement of Buyer and the Sellers, the “Employee Communication Plan”). After the Closing, no press releases related to this Agreement and the transactions contemplated herein, will be issued without the approval of Buyer (which approval, in each case, shall not be unreasonably withheld, conditioned or delayed).
4.3    Confidentiality.
(a)    Any information regarding the Acquired Companies heretofore or hereafter obtained from the Acquired Companies by Buyer shall be subject to the terms of the Confidentiality Agreement dated July 13, 2017, by and between Amedisys and the Company (the “Nondisclosure Agreement”), and, except as otherwise permitted or contemplated by this Agreement, such information shall be held by Buyer in accordance with the terms of the Nondisclosure Agreement, which shall continue in full force and effect. Amedisys and the Company hereby agree that the term of the Nondisclosure Agreement is hereby extended until the earlier of (i) the twelve month anniversary of the date of the Agreement and (ii) the Closing.

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(b)    The Sellers acknowledge that they have had in the past, currently have and in the future may have access to Confidential Information with respect to the business of the Acquired Companies. Following the Closing, the Sellers agree that they will keep confidential all such Confidential Information furnished to them and, except with the specific prior written consent of Buyer, will not use any such Confidential Information and will not disclose any such Confidential Information to any Person except (i) representatives of Buyer and its Affiliates and (ii) their own representatives, provided that these representatives agree to the confidentiality provisions of this Section 4.3(b); provided, however, that, for purposes of this Section 4.3(b), Confidential Information does not include such information as (i) becomes known to the public generally through no fault of the Sellers or their representatives or (ii) is required to be disclosed by applicable Law or Legal Requirements, provided, however, that prior to the disclosure by the Sellers of any information under this clause (ii), the Sellers will give, to the extent permitted by Law, prior written notice to Buyer of the circumstances requiring disclosure and provide Buyer with the opportunity to contest that disclosure. Notwithstanding the above, and for the avoidance of doubt, in the event that this Agreement is terminated prior to Closing, the Sellers shall have no obligation to Buyer and its Affiliates with respect to the Confidential Information of the Acquired Companies.
4.4    Access to Information.
(a)    During the period from the date of this Agreement to the Closing Date, if reasonably requested by Buyer, the Sellers shall, and shall cause each Acquired Company to, afford the officers, directors, employees and other agents of Buyer (i) reasonable access during normal business hours to the properties, books and records, data systems, offices and other facilities of the Acquired Companies, and (ii) reasonable access during normal business hours to the employees and contractors of the Acquired Companies in accordance with the terms of the Employee Communication Plan. The parties shall work together in good faith to develop a mutually acceptable plan whereby Buyer will contact and communicate with the payors, referral sources, vendors, and suppliers of the Acquired Companies in a manner reasonably necessary for Buyer to prepare for its operation of the Acquired Companies after the Closing, subject to Buyer’s compliance with all applicable Legal Requirements in connection therewith. Any such access or contact shall be managed by and conducted through those representatives identified by the Seller, and shall not be permitted to the extent that (i) it would unreasonably disrupt the operations of the Acquired Companies or (ii) would require the Acquired Companies to disclose information that, in the reasonable judgment and good faith of counsel to the Acquired Companies, is subject to attorney-client privilege or may conflict with any applicable Law or confidentiality obligations to which the Acquired Companies are bound.
(b)    Subject to Section 4.13, no information obtained by Buyer pursuant to this Section 4.4 or otherwise shall be deemed to amend or supplement the Disclosure Schedule, to prevent or cure any breach of warranty, or breach of covenant, or to otherwise limit or affect any rights of the Buyer Indemnitees under ARTICLE VII.
4.5    Filings and Authorizations.
(a)    Each of Buyer and the Company shall, and the Company shall cause the other Acquired Companies to, promptly make or cause to be made any and all required filings with

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Governmental Entities for the change of ownership of the Permits issued to the Acquired Companies by such Governmental Entities, including those noted on Part 3.1(c) of the Disclosure Schedule. Each of Buyer and the Sellers agree to cooperate with and promptly to consult with the other party or its counsel with respect to any filing with any Governmental Entity. Without limitation of the foregoing, promptly following the date hereof, the Sellers and the Buyer shall jointly approach the OIG in relation to the Corporate Integrity Agreement and the transactions contemplated hereby and work together in good faith to jointly make or cause to be made all Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement.
(b)    The parties agree to cooperate fully and promptly respond to any inquiries or investigations initiated by such Governmental Entities in connection with any such filings. The Sellers shall deliver (or cause to be delivered) to Buyer at or prior to the Closing all such documents as Buyer may reasonably request to obtain approval of the change of ownership of the Acquired Companies contemplated by Section 4.5(a) of this Agreement.
(c)    Each of the parties shall (i) cooperate with one another and respond as promptly as practicable to any inquiries or requests received from the foregoing Governmental Entities, the Attorney General Office of any State, or other applicable Governmental Entity for additional information or documentation, (ii) not enter into any agreement with the foregoing Governmental Entities not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, (iii) use reasonable best efforts to obtain any clearances or consents that may be required, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable, and (v) promptly make any filings or submissions required under any applicable state antitrust or trade regulation Law. Each of such parties shall use its reasonable best efforts to obtain any clearance or consents or to resolve any objections that may be asserted by the applicable Governmental Entity, in each case as promptly as practicable. Each of the parties shall (A) promptly notify the other parties of any written communication to that party or its Affiliates from any Governmental Entity to the extent permitted by applicable Law and, subject to applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing, (B) to the extent permitted by applicable Law, not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat, (C) use reasonable best efforts to consult in advance and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals to be made or submitted by or on behalf of any party to a Governmental Entity relating to the transactions, and (D) to the extent permitted under applicable Law, furnish the other parties with copies of all correspondence, filings, and written communications between such party and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the transactions contemplated hereby (unless the furnishing of such information would (1) violate the provisions of any applicable Law or any confidentiality agreement or (2) cause the loss of the attorney-client privilege with respect thereto; provided that each such party shall use its reasonable best efforts to promptly communicate to the other parties the substance

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of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable Law or cause the loss of the attorney-client privilege with respect thereto). Further, any party may, as it deems advisable and necessary, reasonably restrict any competitively sensitive material provided to the other parties under this Section 4.5 as “outside counsel only,” and with respect to material so designated, outside counsel to whom such material is provided may not disclose the information to others without prior authorization from the party providing the material.
(d)    Promptly following the parties’ execution and delivery of this Agreement, the Sellers will give (or will cause the Acquired Companies to give) any notices to third parties and will, from the date of this Agreement until the Closing, use reasonable best efforts to obtain (or cause the Acquired Companies to obtain) any third party consents referred to in Part 3.1(f) of the Disclosure Schedule.
(e)    Buyer shall be solely responsible for the cost of all filing, consent or approval fees relating to the filings or submissions to be made pursuant to this Section 4.5.
4.6    Closing Efforts. Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under Section 4.5, each of the parties hereto agrees to act in good faith and use reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws and Legal Requirements to satisfy the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby. For avoidance of doubt and without otherwise limiting or expanding the foregoing, none of the Acquired Companies, the Sellers nor any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval, unless the payment of such consideration is required by applicable Law or the terms of the applicable Contract.
4.7    Compliance with Employment Laws. On and after the Closing Date, Buyer and the Company shall, and the Company shall cause the other Acquired Companies to, comply with all applicable Laws requiring notice to employees in the event of a plant closing, layoff, discharge, termination, relocation or reassignment of employees, including the WARN Acts. For the avoidance of doubt, Buyer and the Company shall be responsible for notices, payments or other obligations due to any employees, and all notices, payments, fines or assessments due to any Governmental Entity pursuant to any applicable federal, state or local Laws, common law, rule or regulation with respect to the employment, discharge, layoff, termination, relocation or reassignment of any employees of the Acquired Companies by the Acquired Companies occurring or accruing at or after the Closing, including but not limited to foreign, state or local Laws and any rules or regulations as have been issued in connection with the foregoing.
4.8    Further Assurances.
(a)    On and after the Closing Date, the Sellers, the Company and Buyer shall cooperate and use all of their respective reasonable best efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate

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and make effective the transactions contemplated hereby, including the execution of any additional documents or instruments of any kind, the transfer of assets or property, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement and the other agreements, instruments and documents contemplated hereby, in order to effectuate the provisions and purposes hereof and thereof and the transactions contemplated hereby and thereby.
(b)    Neither Buyer, nor any of its Affiliates, will acquire, or agree to acquire, or, engage in substantive negotiations with respect to the acquisition of any business that would reasonably be expected to delay or impede the ability of the parties hereto to make or obtain any of the Governmental Filings required in connection with the consummation of the transactions contemplated by this Agreement.
4.9    Exclusivity. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, none of the Sellers, the Company, nor any of their respective Affiliates, employees, officers, directors, members, managers, advisors, agents or other representatives shall, acting in their capacity as such, directly or indirectly, initiate with, solicit from, encourage or respond to (including by way of furnishing non-public information or assistance), or enter into discussions or negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with, any Person other than Buyer and its Affiliates and advisors with respect to the acquisition of the business of the Acquired Companies, pursuant to a sale of stock, merger, consolidation or other business combination involving the Acquired Companies, or a sale of all or a material portion of the assets of the Acquired Companies. If, from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company or any of the other Persons referenced above receives an offer or proposal relating to any acquisition of the business of the Acquired Companies, such Person shall notify Buyer of the receipt of such offer, the terms of the offer, and the identity of the offeror.
4.10    Books and Records. From and after the Closing, Buyer shall, and shall cause the Acquired Companies to, preserve and keep the records held by them relating to the Business (which, for the avoidance of doubt, shall not include Tax Returns of Sellers or any other Person other than an Acquired Company) in accordance with the record retention policy of Amedisys, a copy of which has been provided to the Sellers. Without limiting the provisions of Section 4.11 below, after the Closing, for so long as such books and records are retained by the Acquired Companies in accordance with the record retention policy of Amedisys, the Sellers and their accountants, lawyers and representatives shall be entitled, upon reasonable advance written notice, to have access to and to make copies (at the Sellers’ expense) of the pre-Closing books and records of the Acquired Companies for purposes of the preparation of Tax Returns. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 4.10 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.
4.11    Certain Tax Matters.

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(a)    Sellers shall prepare and file, or cause to be prepared and filed, when due any Income Tax Return that is required to be filed by or with respect to the Acquired Companies after the Closing Date that is an Income Tax Return of any Acquired Company for any Pre-Closing Period. Such Tax Returns shall, at Sellers’ option, include safe harbor elections under Revenue Procedure 2011-29 and shall treat, to the maximum extent permitted by Law, Company expenses as arising and deductible in the tax years that end on or prior to the Closing Date. The Sale Bonus Payment shall be treated as a deductible by the Company in the tax year that ends on the Closing Date. Sellers shall provide Buyer with a draft of any such Tax Return not less than thirty (30) days prior to its due date and shall consider in good faith any comments on such draft received by Sellers not less than fifteen (15) days prior to the due date for such Tax Return. Each of Buyer and the Company shall, and the Company shall cause the other Acquired Companies to, provide to Sellers all information in its possession and under its control which is reasonably necessary or requested for Sellers to prepare and file such Pre-Closing Period Income Tax Returns. If Sellers are not authorized under applicable Law to execute and file such Pre-Closing Period Income Tax Return, Buyer shall execute and file (or cause to be filed) such Pre-Closing Period Income Tax Return with the appropriate taxing authority. Buyer shall prepare and file, or cause to be prepared and filed, when due any Tax Return that is required to be filed by or with respect to the Acquired Companies after the Closing Date (i) that is not required to be prepared by Sellers under this Section 4.11(a) and (ii) is for any taxable period that begins after the Closing Date or any Straddle Period (collectively, the “Company Tax Returns”), and shall remit any Taxes due with respect to such Company Tax Returns. All such Company Tax Returns shall be prepared in a manner that is consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable law or required by this Agreement. Buyer will furnish a copy of such Company Tax Returns and a copy of related work papers and supporting information to the Sellers and their tax advisers for their review and written approval at least sixty (60) days prior to the due date (or extended due date that has been approved by the Sellers) for filing such Company Tax Returns (or if on the Closing Date less than sixty (60) days remain before filing is due, one-half of the days remaining between the Closing and the filing due date). Simultaneous with furnishing such Company Tax Returns to the Sellers, Buyer shall provide a written statement to the Sellers setting forth the amount of Taxes owing on such Company Tax Returns that, in accordance with Section 4.11(b), it believes is owing by the Sellers. Should the Sellers disagree with the calculation of Taxes shown as being due on such Company Tax Returns or the amount of Taxes owing therein that Buyer believes is owing by the Sellers, it shall provide written notification thereof (such notice, a “Tax Dispute Notice”) to Buyer within thirty (30) days of receiving the copy of such Company Tax Return, and Buyer and the Sellers shall cause their respective tax advisers to confer in good faith to seek to resolve such disagreement to the satisfaction of Buyer and the Sellers. If Buyer and the Sellers are unable to resolve such disagreement within the earlier of fifteen (15) days after the date on which the Tax Dispute Notice has been provided or seven (7) days prior to the due date of such Company Tax Return and no extension for the filing of such Company Tax Return is then legally available, Buyer may file the related Company Tax Return prior to the expiration of the deadline for the filing thereof notwithstanding the disagreement being unresolved, with an amended Company Tax Return to be subsequently promptly prepared and filed if required by the final resolution of such disagreement pursuant to this Section 4.11(a); provided, however, it is understood that the indemnification obligations under this Section 4.11 shall be determined by reference to the post-filing resolution of the dispute by the parties or the decision of the Independent Accounting

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Firm pursuant to this Section 4.11(a) rather than the content of any Company Tax Return (and the Tax consequences of such Company Tax Return) filed by Buyer prior to the resolution of the dispute. If resolution of a Tax dispute described in this Section 4.11(a) is not reached prior to the filing of a Company Tax Return and such dispute is not resolved within thirty (30) days of the Company Tax Return being filed, either Buyer or the Sellers may request that the disagreement be resolved by the Independent Accounting Firm. The calculation of the Taxes due and the party(ies) responsible for the payment thereof shall be made by such firm within the range of the respective calculations of Buyer and the Sellers and when so made shall be conclusive, and shall be binding on, and nonappealable by, the parties. The fees and disbursement of such firm shall be borne equally by Buyer and the Sellers.
(b)    Subject to the terms and conditions of this Section 4.11, the Sellers will defend and indemnify the Buyer Indemnitees against the following Taxes, but only to the extent such Taxes have not been paid prior to the Closing, adequately provided for by a liability accrued for Taxes on the Latest Balance Sheet or resulted in a payment by Sellers or from the Escrow Fund: (i) the non-payment prior to the Closing of Taxes owed by the Acquired Companies for any Pre-Closing Period and, under the principles of Section 4.11(c), for the portion of any Straddle Period ending on the Closing Date, (ii) the non-payment of Taxes of any Person other than the Acquired Companies that are imposed on the Acquired Companies as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing and where the status or relationship of the Acquired Companies giving rise to the liability for such Taxes of another Person existed prior to Closing, and (iii) the non-payment of Taxes owed by the Acquired Companies as a result of their inclusion prior to Closing in a consolidated tax return group; provided, however, that Sellers shall have no obligation to defend and indemnify the Buyer Indemnitees against (I) any Taxes resulting from (x) an election made pursuant to Section 338 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) with respect to Buyer’s purchase or deemed purchase of the capital stock of any Acquired Company pursuant to this Agreement (other than the Section 338(h)(10) Election explicitly contemplated by this Agreement), (y) any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement), or (z) any breach by Buyer of any of its obligations under Section 4.11(m) of this Agreement or (II) the employer’s share of any employment Taxes associated with the Sale Bonus Payment. Except as otherwise provided in this Section 4.11, any Taxes payable by the Sellers pursuant to the foregoing sentence shall be paid to Buyer in a manner consistent with the terms of ARTICLE VII.
(c)    In the case of any Taxes of the Acquired Companies that are payable with respect to any Straddle Period, the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any real property, personal property or other ad valorem Taxes be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any other Tax be deemed equal to the amount that would be payable if the relevant taxable period (and the taxable period of any Subsidiary of such Acquired Company that is not itself an Acquired Company and which is a pass-through entity for purposes of the relevant Tax) ended on the Closing Date based on a closing of the books as of the close of business on the

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Closing Date; provided, however, that any transaction occurring after the Closing that is not in the ordinary course of business (other than the transactions contemplated by this Agreement), shall be deemed to occur in a taxable period (or portion thereof) after the Closing Date.
(d)    Buyer agrees that (i) the Company and the Non-Wholly Owned Subsidiaries (other than Pathways) will join the consolidated Income Tax Return group of which Amedisys is the parent corporation for U.S. federal income tax purposes (and for purposes of any similar applicable state, local or foreign laws) at the end of the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A) and (ii) as a result, such Acquired Companies will have a short tax year ending on (and including) the Closing Date and will be included in the consolidated group’s U.S. federal (and similar applicable state, local or foreign) Income Tax Returns starting the day after the Closing Date.
(e)    In the case of any audit, assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim relating to Taxes relating to any Pre-Closing Period that, if determined adversely to the Acquired Companies, would be grounds for a claim for indemnification under this Section 4.11 (each, a “Tax Claim”), the Sellers shall have the right, at the sole expense of the Sellers, to assume and control the conduct of such Tax Claim and shall have the right to settle such Tax Claim; provided, however, (i) that the Sellers will consult with Buyer in the negotiation and settlement of any such Tax Claim, (ii) Buyer shall be permitted to participate, at its own expense, in the defense of any such Tax Claim, and (iii) the Sellers shall not settle or compromise any such Tax Claim without Buyer’s prior written consent, with such consent not to be unreasonably withheld, conditioned or delayed.
(f)    In the case of any Tax Claim relating to any Straddle Period, Buyer and the Sellers may each participate, at their own expense, in the audit or proceeding, and the audit or proceeding shall be controlled by Buyer or the Sellers, whichever would bear the burden of the greatest portion of the Tax Claim; provided, however, that the party controlling the Straddle Period Tax Claim (i) shall not settle such audit or proceeding without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) shall consult with and keep the other party timely informed with respect to the commencement, status and nature of any such Tax Claim.
(g)    In the case of any Tax Claim relating to the Taxes of any taxable period beginning after the Closing Date, Buyer shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim without the consent of any other party; provided, however, that, if such Tax Claim may give rise to a claim for indemnification against Sellers under this Agreement, (i) Sellers shall have the right to participate in, but not control, the defense of such Tax Claim and (ii) any settlement or compromise of such Tax Claim shall require the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).
(h)    Buyer and the Sellers shall provide each other, and Buyer shall cause the Acquired Companies to provide the Sellers, with such cooperation and assistance as may be reasonably requested by Buyer or a Seller in connection with (i) the preparation of any Tax Return and (ii) any Tax Claims, and until the eighth (8th) anniversary of the Closing Date, each will retain

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and provide, and Buyer will cause the Acquired Companies to retain and provide, the other with any requested records or information that is relevant to such Tax Return or Tax Claim; provided that Buyer and the Sellers and their respective Affiliates, as applicable, shall have the right to redact any portions of any such records or information that are not solely related to one or more of the Acquired Companies before providing any such records or information to the other party. Such cooperation and assistance shall include making employees reasonably available on a mutually convenient basis during normal business hours to provide additional information; provided, however, the party requesting such information shall advance the reasonable out-of-pocket cost, if any, to be incurred by the other party in obtaining and making such information available. Furthermore, the parties will reasonably cooperate with each other in connection with the Section 338(h)(10) Election, as described in, and without limiting the provisions of, Section 4.11(j) below. Such cooperation will include providing records and information that are reasonably relevant to the making of the Section 338(h)(10) Election, and making employees available on a mutually convenient basis to provide additional information. Without limiting the foregoing provisions of this Section 4.11(h), Buyer and the Company agree for the benefit of the Sellers that they will retain or cause to be retained, until the eighth (8th) anniversary of the Closing Date, copies of all Tax Returns of the Acquired Companies, and work schedules and other records or information that they possess and that are relevant to such Tax Returns of the Acquired Companies for all periods commencing on or before the Closing Date.
(i)    Except as otherwise provided herein, Sellers shall reimburse Buyer for any Taxes of the Acquired Companies that are the responsibility of Sellers pursuant to this Section 4.11 within fifteen (15) business days after Buyer’s payment of such Taxes.
(j)    Sellers and Buyer shall, and shall cause their Affiliates (as applicable) to: (A) make a timely joint election under Code Section 338(h)(10) (and any corresponding election under state, local, and non-U.S. Tax law) with respect to the purchase and sale of the shares of Capital Stock of the Company provided for in this Agreement (collectively, the “Section 338(h)(10) Election”), (B) provide prior to or at the Closing the information necessary to permit the Section 338(h)(10) Election to be made, (C) take all action necessary and appropriate (including filing such Tax Returns, forms, elections, schedules and other documents that may be required) to effect and preserve the Section 338(h)(10) Election, (D) report Buyer’s acquisition of the Company consistently with the Section 338(h)(10) Election, and (E) take no position to the contrary in any Tax Return, any proceeding before a taxing authority or otherwise prejudice the Section 338(h)(10) Election. In furtherance of the foregoing, on the Closing Date, Sellers shall deliver to Buyer an executed IRS Form 8023 or any other analogous or corresponding form required by state or local law, to be filed by Buyer (or, at Buyer’s direction, filed by Sellers) with any state, local or foreign Governmental Authority to effect the Section 338(h)(10) Election. For purposes of executing and filing the IRS Form 8023, (X) Buyer shall timely execute two (2) originals of IRS Form 8023, (Y) promptly thereafter Buyer shall provide to Sellers one (1) executed original of IRS Form 8023, and (Z) Buyer shall timely file one (1) executed original IRS Form 8023 with the IRS. The contents of the Section 338(h)(10) Election shall be consistent with the Allocation (as defined in Section 4.11(j)). In the event that the Section 338(h)(10) Election is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute. No election under Code Section 338(h)(10) or any

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corresponding provision of state, local or non-U.S. Tax law shall be made with respect to any of the Non-Wholly Owned Subsidiaries. Apart from the Section 338(h)(10) Election, no election under Code Sections 338 or 336(e) (or any corresponding or similar elections under state, local or non-U.S. Tax Law) shall be made in connection with the transactions provided for herein.
(k)    The parties agree that for any Acquired Company that (i) is treated as a partnership for U.S. federal income Tax purposes and (ii) will continue to be so treated after the Closing, a timely election pursuant to Section 754 of the Code shall be duly made with respect to such Acquired Company, which election shall be in effect for the taxable period that includes the Closing Date.
(l)    The portion of the Purchase Price (and any other consideration paid hereunder for the Shares) and the liabilities (to the extent included in amount realized for U.S. federal income Tax purposes) of the Acquired Companies (other than the Non-Wholly Owned Subsidiaries) allocable for U.S. federal income Tax purposes to the shares of Capital Stock of the Company, plus other relevant items, shall be allocated among the assets of the Company in accordance with Code Sections 338 and 1060 and the Treasury Regulations promulgated thereunder. Within sixty (60) days after the determination of the adjustments, if any, to the Purchase Price hereunder, or, if sooner, ninety (90) days before IRS Form 8883 must be filed, Buyer will provide to Sellers copies of IRS Form 8883 and any required exhibits thereto (the “Allocation”) with Buyer’s proposed allocation of the Purchase Price consistent with Code Sections 338 and 1060 and the Treasury Regulations promulgated thereunder. Within thirty (30) days after the receipt of such Allocation, Sellers will submit to Buyer in writing any proposed changes to such Allocation or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld, conditioned or delayed (and in the event no such changes are proposed in writing to Buyer within such period of time, Sellers will be deemed to have agreed to, and accepted, the Allocation). Buyer and Sellers will endeavor in good faith to resolve any differences with respect to the Allocation within fifteen (15) days after Buyer’s receipt of written notice of objection from Sellers. Any unresolved disputes will be resolved by the Independent Accounting Firm, the costs of which shall be borne by each party in the percentage inversely proportionate to the percentage of the total dollar amount of the total items submitted for dispute that are resolved in such party’s favor. The determination of the Accounting Firm shall be binding on the parties. Sellers and Buyer shall each timely file IRS Form 8883 by attaching such form to their respective timely filed U.S. federal income Tax Returns reflecting the tax effects of the Section 338(h)(10) Election (or any successor forms, and any forms or schedules similar to Form 8883 that are required to make the Section 338(h)(10) Election effective under provisions of applicable state, local, or foreign law) and otherwise in a manner reflecting the Allocation, and Sellers and Buyer shall reasonably cooperate with each other in connection with such preparation and filing. All Tax Returns and reports filed by Buyer, the Acquired Companies and Sellers will be prepared consistently with the Allocation. None of Buyer, the Acquired Companies or Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by Law. The parties shall cooperate in updating the Allocation and any IRS Form 8883 with respect to any post-Closing adjustments to the purchase price hereunder.
(m)    Buyer and Sellers shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Section 1361 and Code Section 1362. Buyer and Sellers

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shall not take or allow any action (other than the sale of the Company’s stock pursuant to this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Section 1361 and Code Section 1362. Buyer shall not, and shall not cause or permit any of the Acquired Companies to, (i) amend any Tax Returns of the Acquired Companies filed with respect to any Pre-Closing Periods or (ii) make any Tax election that has retroactive effect to any Pre-Closing Periods, in each such case without the prior written consent of Sellers. Other than as required by this Agreement, Buyer shall not cause or permit the Acquired Companies to take any action on the Closing Date that is outside the ordinary course of business (other than any action which the relevant Acquired Company was required to take under Contracts in place prior to Closing).
(n)    Any Tax refunds that are received by Buyer or any of its Affiliates (including, following the Closing Date, for the avoidance of doubt, the Acquired Companies), and any amounts credited against any Tax to which Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies) become entitled that relate to any Pre-Closing Period or, under the principles of Section 4.11(c), any Straddle Period of any Acquired Company, shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.
(o)    Buyer shall be responsible for all Transfer Taxes arising in connection with the transactions provided for in this Agreement and shall be responsible for the preparation and filing of all Tax Returns with respect to such Transfer Taxes. Sellers shall provide Buyer with such cooperation as Buyer may reasonably request in connection with the preparation, execution and filing of such Tax Returns.
(p)    In the event that Sellers make any indemnity payments hereunder, or amounts are distributed other than to Sellers from the Escrow Fund, the Sellers shall make payments between themselves to properly reflect, in light of their relative direct and indirect interests sold hereunder in respect of the Acquired Companies, the extent to which such payments and distributions are attributable to specific Acquired Companies. This provision shall be enforceable only by the Sellers.
4.12    Release by the Sellers. Effective as of the Closing, the Sellers release each Acquired Company, its successors and assigns, and its Affiliates, members, managers, directors, and officers from any claim, demand, lien, liability, debt, right, set-off, trespass, tort, wrong, covenant, action, suit, expense, damage, judgment, order and liability of whatever kind or nature, in law or in equity, under contract, in tort, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, that were or could have been asserted in any suit, arbitration or mediation, in any jurisdiction, state, federal or otherwise, under any law, state, federal or otherwise, whether arising out of or relating to, in whole or in part, the Sellers’ ownership of the shares of Company Common Stock and the Capital Stock of the Acquired Companies, the Sellers’ status as shareholders of the Company, Heching’s status as an employee or officer of any Acquired Company, or otherwise, provided, however, that in no event shall the foregoing release apply with respect to (a) any rights with respect to any directors’ and officers’ insurance policy, fiduciary liability insurance policy or other similar policy maintained by an Acquired Company, (b) any salary or other compensation and benefits accrued or payable through

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the Closing, including any rights to receive benefits under any Benefit Plan and any business expense reimbursement in the ordinary course of business, (c) any claims against Buyer or any of its Affiliates (other than the Acquired Companies) unrelated to the transactions contemplated hereby, or (d) any other agreement that has been disclosed to Buyer in the Disclosure Schedules and which is not terminated or superseded at the Closing.
4.13    Supplemental Disclosure Schedules.
(a)    The Sellers and the Company may, at any time and from time to time not less than five (5) Business Days prior to the Closing, by notice in accordance with the terms of this Agreement, supplement any one or more Parts of the Disclosure Schedule; provided, that, except as expressly provided below in this Section 4.13, such supplements shall not be deemed to amend the Disclosure Schedule or qualify the related representations and warranties of the Sellers or the Company herein. With respect to any item or matter that relates solely to actions, occurrences, facts, developments or events that (i) both arise and become known to the Sellers and the Company, as applicable, after the date hereof and would have been required or permitted to be set forth or described in the Disclosure Schedule had such matter existed as of the date hereof, (ii) does not arise from a breach of this Agreement, and (iii) either (A) is not material to the Acquired Companies, taken as a whole, or to the Sellers, or (B) arises out of or is attributable to any item described in parts (i) through (vi) of the definition of “Material Adverse Effect” in ARTICLE I, the item in such supplemental disclosure shall be deemed to amend the Disclosure Schedule and qualify the representations and warranties of the Sellers and the Company, as applicable; provided, however, that any updates to Parts 3.1(k) and 3.1(r) of the Disclosure Schedule with respect to actions, occurrences, facts, developments or events that arise after the date hereof shall be deemed to amend the Disclosure Schedule and qualify the related representations and warranties of the Company to the extent that the items reflected in such updates were not entered into in breach of this Agreement, without reference to clauses (i) and (iii) of this Section 4.13. Any other supplemental disclosures to the Disclosure Schedule shall not be deemed to amend the Disclosure Schedule, shall be made without effect to or qualification of any of the related representations and warranties of the Sellers and the Company contained in this Agreement, and shall have no effect on the right of the Buyer Indemnitees to indemnification.
(b)    Each party will give prompt written notice to the other parties of any notice or development which has caused a material breach of or inaccuracy in any of its own representations and warranties in ARTICLE III. Subject to Section 4.13(a), no such written notice shall be deemed to have amended and qualified the representations and warranties in ARTICLE III, or to have cured any material breach of or inaccuracy in a representation or warranty that otherwise might have existed.
4.14    Additional Covenants.
(a)    Financial Statements.
(i)    From the date hereof until the Closing Date, the Sellers shall provide monthly management reports, to include monthly revenues, accounts receivable, accounts payable, other expenses, patient census and executive employee headcount, for the Acquired Companies

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(collectively, the “Monthly Financial Statements”), prepared in accordance with past practices, no later than sixty (60) days after the end of each month.
(ii)    The Sellers shall use commercially reasonable efforts to cooperate with Buyer's reasonable requests in order to facilitate preparation of the pro forma financial statements and historical financial statements required to be filed by the Buyer with the SEC, including providing such other financial information as is reasonably necessary to prepare pro forma financial statements required to be filed by the Buyer with the SEC. The Sellers shall cause the Company to request the registered accounting firm that audited the Company’s 2017 consolidated financial statements deliver, at Buyer’s sole cost and expense, all required consents for the inclusion of such financial statements in any filings Amedisys makes with the SEC.
(b)    Maintenance of Insurance. The Sellers shall cause the Acquired Companies to maintain insurance coverage for the Acquired Companies through the Closing Date no less favorable in the aggregate than the insurance coverages for them in effect as of the date hereof.
(c)    Employees and Integration.
(i)    To the extent permitted by applicable Law and Legal Requirements, prior to the Closing, the Sellers agree to cause the Acquired Companies to provide to Buyer information and access reasonably requested by it necessary to proceed with its pre-Closing integration processes, including data conversion (including patient, payor and employment data) and information technology installation. The Sellers agrees to cause the Acquired Companies to use commercially reasonable methods to assist Buyer in the transfer of data from the networks of the Acquired Companies (or their Affiliates, as applicable) to Buyer’s network, provided that Buyer has executed any instruments necessary to ensure that such transfer complies with HIPAA and other Legal Requirements governing the transfer or sharing of confidential patient information. Buyer shall reimburse the Sellers and the Acquired Companies for any actual out-of-pocket expenses incurred by them in connection with the data conversion, data transfer and information technology installation obligations set forth in this Section 4.14(c) and such reimbursement will occur within fifteen (15) Business Days of the Sellers’ presentation of invoices and reasonably detailed supporting documentation to Buyer.
(ii)    In addition, the Sellers shall (A) at least thirty-five (35) days prior to the Closing but no more than forty-two (42) days prior to the Closing, and (B) at least fourteen (14) days prior to the Closing but no more than twenty-one (21) days prior to the Closing, provide Buyer with an updated true and correct list of (1) the name, state of residence, title, employer, length of service, hourly pay rate and annualized pay rate, fixed bonuses, and discretionary bonuses of each officer or employee of the Acquired Companies employed or engaged in the Business as of such date, and (2) any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by any of the Acquired Companies to each such officer or employee for the most recent fiscal year. Further, during the period commencing on the date of delivery of the aforementioned list in the above clause (B) and ending upon the Closing, the Sellers shall cause the Acquired Companies not to hire any additional employees without the prior written approval of Buyer.

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(iii)    For a period of one (1) year following the Closing (or, if earlier, until the date of termination of the employee’s employment with the Acquired Companies), Buyer presently intends to (or presently intends to cause the Acquired Companies to) provide (i) salary and target bonus opportunity (or base pay for non-salaried employees) for each employee of the Acquired Companies that is substantially comparable to the salary and target bonus opportunity (or base pay for non-salaried employees) paid to each such employee immediately prior to the Closing (payable by Buyer in accordance with Buyer’s customary payroll practices) and (ii) retirement and welfare benefits that are no less favorable than those offered by Buyer to similarly situated employees; provided, however, nothing herein shall limit the Buyer’s ability to implement operational changes at any time following the Closing (e.g., Agency closures, changes in staffing ratios, reductions in staffing, etc.).  From and after the Closing Date, Buyer shall cause the service of each employee of the Acquired Companies with the Acquired Companies (or any predecessor entities thereof) to be recognized for purposes of eligibility to participate and vesting under any employee benefit plans, programs or arrangements maintained by Buyer and its Affiliates to the same extent recognized by the Acquired Companies prior to the Closing, except to the extent that such credit would result in a duplication of benefits.  With respect to welfare benefit plans maintained by Buyer or its Affiliates in which employees of the Acquired Companies are eligible to participate, Buyer shall request that the related insurers waive any waiting periods otherwise applicable to such employees and their dependents under such welfare benefit plans to the extent satisfied under the applicable Benefit Plan prior to the Closing. For the avoidance of doubt, Buyer reserves the right to cause the Acquired Companies to terminate the employment of any “at will” employee at any time following the Closing, with or without cause, and to exercise all termination rights available to it under any employment agreement.
(iv)    The provisions contained in clause (iii) this paragraph (d) are included for the sole benefit of the parties hereto and nothing in such clause (iii) whether express or implied, shall (A) create any third-party beneficiary or other rights in any other Person, including any current or former employees, any participant in any Benefit Plan, or any dependent or beneficiary thereof, including, without limitation, any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or (B) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Benefit Plan or benefit plan or agreement of the Buyer or any of its Affiliates.
(d)    Bank Accounts. At least three (3) Business Days prior to the Closing, the Sellers shall deliver to Buyer all documentation required to change authorizations for the accounts identified on Part 3.1(u)(ii) of the Disclosure Schedule to the individuals designated by Buyer, with such documentation to be held in escrow by Buyer and not released until the Closing.
(e)    Corporate Integrity Agreement. From and after the Closing, Buyer shall cause the Acquired Companies to comply with the terms and requirements of the Corporate Integrity Agreement, including, without limitation, timely making all reports, repayments and filings with the Office of Inspector General required thereby; provided, however, nothing in this Section 4.14(f) shall relieve the Sellers from any liability hereunder associated with any failure of the Acquired Companies to comply with the terms and requirements of the Corporate Integrity Agreement prior to the Closing.

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(f)    Section 280G Stockholder Approval. Prior to the Closing Date, the Company shall cause a stockholder vote to be conducted to determine, in a manner reasonably satisfactory to Buyer, the right of any “disqualified individual” (as defined in section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under section 280G(b) of the Code (determined without regard to section 280G(b)(4) of the Code) as a result of the consummation of the transactions contemplated by this Agreement, in a manner that satisfies the stockholder approval requirements under section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. Consistent with section 280G(b)(5) and the regulations promulgated thereunder, such vote shall establish the “disqualified individual’s” right to the payment, benefit or other compensation to the extent necessary so that no such payment received by such “disqualified individual” would be a “parachute payment” under section 280G(b) of the Code. At the Closing, the Company shall provide Buyer stockholder resolutions or stockholder consents evidencing that such vote has been conducted in accordance with this Section 4.14(i) (such resolutions or consents, the “280G Resolutions”).
(g)    Contracts. Within thirty (30) days after the Closing, Sellers shall provide Buyer with a list of the Core Service Contracts, listed by provider number, together with true, correct and complete copies thereof.
(h)    Dissolution of Inactive Acquired Companies and Release of Encumbrances. Sellers and the Company shall use commercially reasonable efforts to cause (i) those Acquired Companies listed on Schedule 4.14(h) to be dissolved prior to the Closing, and (ii) any and all Encumbrances on the assets of the Acquired Companies, including, but not limited, to those set forth in the Disclosure Schedule, to be released and discharged prior to the Closing.
4.15    Payment and Performance Guarantee by Amedisys. Amedisys hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely a surety, to the Company and the Sellers (i) the performance of all obligations of Buyer under this Agreement to the extent such obligations are to be performed prior to or at the Closing and (ii) the due and punctual payment by Buyer of all payments of Purchase Price owing by Buyer pursuant to Section 2.4 of the Agreement (clauses (i) and (ii) collectively, the “Guaranteed Obligations”). The guarantee by Amedisys set forth in clause (i) above shall terminate upon consummation of the Closing. The guarantee by Amedisys set forth in this Section 4.15 shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of the Guaranteed Obligations is rescinded or must otherwise be returned by the Sellers upon the insolvency, bankruptcy or reorganization of Amedisys or otherwise, all as though such payment had not been made. This is a guarantee of payment and performance, as applicable, and not of collection only. The Sellers shall not be required to make any demand upon, or to pursue or exhaust any right or remedy against, the Buyer prior to exercising its rights under this Section 4.15, and no delay or omission on the part of Sellers in exercising rights hereunder shall operate as a waiver or relinquishment of such rights or remedies. To the fullest extent permitted by law, Amedisys hereby expressly, unconditionally and irrevocably waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Sellers (but, for the avoidance of doubt, does not waive any

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right or defense arising under any provision of this Agreement that requires election of remedies by the Sellers). Amedisys waives promptness, diligence, notice of the acceptance of this guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of incurrence of the Guaranteed Obligations and all other notices of any kind, any right to require the marshalling of assets of Buyer or any other Person interested in the transactions contemplated by this Agreement, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations that are available to Buyer under this Agreement).
ARTICLE V
CONDITIONS OF PURCHASE

5.1    Conditions to Obligations of the Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:
(a)    Obligations of the Sellers and the Company. Each of the Sellers and the Company shall have performed, in all material respects, on or before the Closing Date, all covenants contained in this Agreement which by the terms hereof are required to be performed by him or it on or before the Closing Date.
(b)    Representations and Warranties of the Sellers and the Company. Each representation and warranty set forth in Sections 3.1 and 3.3 shall be true and correct at and as of the Closing as though then made except to the extent such representations and warranties by their terms speak of an earlier date in which case they shall be true and correct as of such earlier date, except where the failure of any such representation and warranty to be true and correct (whether as of the Closing or such earlier date) does not have a Material Adverse Effect. For purposes of this Section 5.1(b), all materiality, Material Adverse Effect and similar qualifiers in the representations and warranties in Section 3.1 and 3.3 shall be disregarded.
(c)    Compliance Certificate. The Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 5.1(a), 5.1(b) and 5.1(d) have been satisfied as of the Closing together with copies of the resolutions adopted by the Sellers, in their capacities as shareholders of the Company, and the Board of Directors of the Company duly authorizing the transactions contemplated hereby.
(d)    No Prohibition. There shall not be any order or injunction of a court of competent jurisdiction or governmental agency (whether temporary, preliminary or permanent) in effect preventing, restraining or invalidating the consummation of the material transactions contemplated hereby.

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(e)    Governmental Filings; Third Party Consents. All Governmental Entity and other third party filings or registrations with, notifications to, or authorizations, consents or approvals set forth on Schedule I shall have been made or obtained, as applicable.
(f)    Restrictive Covenant Agreement. The Sellers shall have delivered to Buyer a restrictive covenant agreement for Heching, in the form of Exhibit E.
(g)    Good Standing Certificates. The Sellers shall have delivered to Buyer a Certificate of Status (or its equivalent) in regard to each Acquired Company that holds or operates under any Permit or has other assets and operations issued by the Secretary of State of its state of organization (dated as of a recent date).
(h)    Section 2.3 Deliverables. The Sellers shall have delivered the certificates, Distribution Schedule and release letters, if any, required by Sections 2.3(b) and (c).
(i)    Escrow Agreement. The Sellers and the Escrow Agent shall have entered into the Escrow Agreement.
(j)    Other Transaction Documents. The Sellers shall have delivered (or caused to be delivered) the following documents to the Buyer:
(i)    the stock and unit powers substantially in the same forms attached hereto as Exhibit F (the “Stock Powers”), duly executed in blank by the Sellers, together with the original stock and/or unit certificate(s), if applicable, evidencing all of the outstanding shares of Company Common Stock and Capital Stock of the Non-Wholly Owned Subsidiaries;
(ii)    the resignations, effective as of the consummation of the transactions, or evidence of removal effective as of the consummation of the transactions, of all officers and all members of the Board of Directors of each of the Acquired Companies;
(iii)    a certificate of non-foreign status, in a mutually agreeable form, from and duly executed by each Seller, which complies with Section 1445 of the Code;
(iv)    an IRS Form W-9 establishing an exemption from backup withholding, from and duly executed by each Seller;
(v)    an IRS Form 8023, executed by each Seller, and such other documentation as may be reasonably requested by Buyer in connection with the Section 338(h)(10) Election;
(vi)    a confirmation signed by Heching’s present spouse (and any former spouse) that, except in connection with the Trust, she has no interest in or claim to the Shares and the sale proceeds thereof, as the case may be, in form and content reasonably acceptable to Buyer; and
(vii)    a certificate in the form of Schedule 5.1(j)(vii), duly executed by each Seller; and

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(viii)    the 280G Resolutions.
5.2    Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:
(a)    Representations and Warranties of Buyer and Amedisys. Each of the representations and warranties of Buyer contained in Section 3.2 and of Amedisys in Section 3.4 shall be true and correct in all material respects at and as of the Closing as though then made except to the extent such representations and warranties by their terms speak of an earlier date in which case they shall be true and correct in all material respects as of such earlier date (except for any representations and warranties that are qualified by the concept of materiality, which shall be true and correct in all respects).
(b)    Obligations of the Buyer and Amedisys. Buyer and Amedisys shall have performed in all material respects, on or before the Closing Date, all covenants contained in this Agreement which by the terms hereof are required to be performed by Buyer or Amedisys on or before the Closing Date.
(c)    Compliance Certificate. Buyer and Amedisys shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 5.2(a), 5.2(b) and 5.2(d) have been satisfied as of the Closing, together with copies of the resolutions adopted by the Board of Directors of Amedisys duly authorizing the transactions contemplated hereby.
(d)    No Prohibition. There shall not be any order or injunction of a court of competent jurisdiction or governmental agency (whether temporary, preliminary or permanent) in effect preventing, restraining or invalidating the consummation of the material transactions contemplated hereby.
(e)    Governmental Filings; Third Party Consents. All Governmental Entity and third party filings or registrations with, notifications to, or authorizations, consents or approvals set forth on Schedule I shall have been made or obtained, as applicable.
(f)    Closing Payments. Buyer shall have made the payments contemplated by Section 2.4.
(g)    Other Agreements. Buyer and the Escrow Agent shall have entered into the Escrow Agreement.
ARTICLE VI
TERMINATION

6.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

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(a)    by mutual written consent of Buyer and the Sellers;
(b)    by Buyer, if (i) any of the representations and warranties of the Company or the Sellers set forth in this Agreement shall have become untrue, or if the Company or the Sellers shall have breached or failed to perform any of their or its obligations, covenants or agreements under this Agreement to the extent required by Section 5.1(a), and (ii) such breach or failure to perform or be true, if occurring or continuing at the Closing, (A) would result in the failure of any of the conditions set forth in Section 5.1 and (B) cannot be or has not been cured by the Company or the Sellers, or waived by Buyer. within thirty (30) days after Buyer gives the Sellers written notice identifying in reasonable detail such breach or failure to perform or be true;
(c)    by the Sellers, if (i) any of the representations and warranties of Buyer or Amedisys set forth in this Agreement shall have become untrue, or if Buyer or Amedisys shall have breached or failed to perform any of their obligations, covenants or agreements under this Agreement to the extent required by Section 5.2(b), and (ii) such breach or failure to perform or be true, if occurring or continuing at the Closing, (A) would result in the failure of any of the conditions set forth in Section 5.2 and (B) cannot be or has not been cured by Buyer or Amedisys, or waived by the Sellers, within thirty (30) days after the Sellers gives Buyer written notice identifying in reasonable detail such breach or failure to perform or be true;
(d)    by either Buyer or the Sellers, if any court or other Governmental Entity having competent jurisdiction has issued an order, decree or ruling, whether temporary, preliminary or permanent in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the right to terminate this Agreement pursuant to this Section 6.1(d) shall not be available to any party whose breach of any provision of this Agreement, results in such order, decree or ruling; or
(e)    by either Buyer or the Sellers, if the Closing shall not have occurred within ninety (90) days from the date of this Agreement (the “Outside Date”); provided, that if as of the Outside Date any of the conditions set forth in Section 5.1(e) (solely to the extent such condition has not been satisfied with respect to authorization, consent or approval of, a Governmental Entity) shall not have been satisfied or waived, the Outside Date shall, unless otherwise agreed in writing by Buyer and the Company, be extended on one occasion for a period of ninety (90) days, and such date, as so extended, shall be the Outside Date; provided, further, that (i) the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to any party whose breach of any provision of this Agreement, or whose representations and warranties shall have become untrue, results in the failure of the Closing to be consummated by the Outside Date, and (ii) neither party shall be permitted to terminate this Agreement pursuant to this Section 6.1(e) during the Closing Period.
6.2    Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall thereupon terminate and become void and have no effect, except that the provisions of Section 4.2 (Publicity), Section 4.3 (Confidentiality), Section 4.15 (Payment and Performance Guarantee by Amedisys), this Section 6.2 (Effect of Termination)

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and ARTICLE VIII (Additional Operative Provisions) shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful and material breach of this Agreement prior to such termination.
ARTICLE VII
INDEMNIFICATION
7.1    Survival. The representations, warranties and covenants contained in this Agreement and in any certificate delivered at the Closing shall survive the Closing and terminate at 5:00 PM Eastern time on the date that is twelve (12) months after the Closing Date; provided, however, that:
(a)    all covenants and agreements contained herein which by their terms are to be performed solely, or which prohibit actions, subsequent to the Closing, shall survive the Closing in accordance with their terms or, if no term is specified, in accordance with the applicable statute of limitations;
(b)    both (i) the representations and warranties contained in clauses (i) (Taxes), (l) (Employees and Compensation), (m) (Employee Benefit Plans), (s) (Environmental Matters) and (t) (Healthcare Matters) of Section 3.1 (collectively, the “Special Representations”), and (ii) all rights and obligations under Sections 7.2(a)(iii), 7.2(a)(iv), 7.2(a)(v), 7.2(a)(vi), 7.2(a)(vii) and 7.2(a)(viii) shall survive the Closing and terminate at 5:00 PM Eastern time on the date that is twenty-four (24) months after the Closing Date;
(c)    the representations and warranties contained in clauses (a) (Due Organization and Good Standing), (b) (Authorization, Execution and Delivery; Valid and Binding Agreement), (d) (Capital Structure; Subsidiaries), and (p) (Brokers’ Fees) of Section 3.1, those contained in clauses (a) (Due Organization and Good Standing), (b) (Authorization and Execution) and (f) (Brokers’ Fees) of Section 3.2, those contained in clauses (a) (Execution), (e) (Brokers’ Fees) and (f) Ownership of Section 3.3, and those contained in clauses (a) (Due Organization and Good Standing), and (b) (Authorization and Execution) of Section 3.4 (collectively, the “Fundamental Representations”), shall survive the Closing and terminate at 5:00 PM Eastern time on the earlier of (i) the date that is seven (7) years after the Closing Date, or (ii) the date that is thirty (30) days after the expiration of the applicable statute of limitations (as applicable in each of the foregoing cases in this Section 7.1, the “Survival Expiration Date”).
No claim for breach of any representation, warranty, covenant or agreement, or claim for indemnification under Section 7.2(a) or Section 7.3(a), as applicable, may be brought after the applicable Survival Expiration Date, except for claims (1) of which the Sellers have been notified in writing with reasonable specificity by Buyer prior to the applicable Survival Expiration Date, or (2) of which Buyer has been notified in writing with reasonable specificity by the Sellers prior to the applicable Survival Expiration Date.
7.2    Indemnification of the Buyer Indemnitees.
(a)    If the Closing occurs, subject to the terms of this ARTICLE VII, the Sellers shall, on a joint and several basis, indemnify and hold harmless the Acquired Companies, Buyer,

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Amedisys and its Affiliates (collectively, the “Buyer Indemnitees”) from and against, and pay to the Buyer Indemnities the amount of, or reimburse the Buyer Indemnitees for, any Losses incurred by the Buyer Indemnitees by reason of:
(i)    any inaccuracy or breach of any of the representations or warranties of the Company or the Sellers specifically set forth in Sections 3.1 or 3.3 or contained in any certificate delivered at the Closing by the Company or the Sellers pursuant to this Agreement (with any Material Adverse Effect qualifier contained in any such certificate being disregarded for the purposes of this Section 7.2(a)(i));
(ii)    the failure of the Company or the Sellers to perform any of their or its covenants or agreements contained herein required to be performed prior to the Closing, or the failure of the Sellers to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing;
(iii)    any claim by a current or former holder of any security of any Acquired Company, in its capacity as such, challenging this Agreement or the other transactions contemplated hereby;
(iv)    the failure of (A) any portion of the Company Expenses or the Indebtedness of the Acquired Companies outstanding as of the Closing to be paid at Closing (unless the failure arises from a breach by the Buyer of its obligations under Sections 2.4(a)(i) or 2.4(a)(iii)) or (B) Closing Cash to be equal to or greater than the Closing Cash Target (except to the extent that the Purchase Price paid at Closing was reduced to reflect all or a portion of such deficiency);
(v)    any Medicare and Medicaid Recoupment Claims (provided, however, in the case of any such claims relating to hospice cap liabilities of the Acquired Companies, such claims shall be limited to the extent they exceed the accrual for hospice cap liabilities set forth on Part 7.2(a)(v) of the Disclosure Schedule);
(vi)    any Mandatory Repayments (without regard to any matters disclosed on the Disclosure Schedule);
(vii)    any Healthcare Liability Claims (without regard to any matters disclosed on the Disclosure Schedule); and
(viii)    any and all amounts required to be paid by the Acquired Companies after the Closing Date pursuant to those certain existing and pending settlements with the Government Entities listed on Part 7.2(a)(viii) of the Disclosure Schedule, including any fines, penalties or interest in connection therewith (solely to the extent such fines, penalties or interest were incurred or are attributable to the period prior to the Closing Date), to the extent such amounts, in the aggregate exceed $5,300,000.

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For purposes of determining both (1) whether the Company or the Sellers, as applicable, has breached any of his or its representations and warranties in Sections 3.1 or 3.3 (or any certificate) or whether the Company or the Sellers has breached any covenants or agreements herein, and (2) the amount of Losses suffered or incurred by any Buyer Indemnitee by reason of such breach, qualifications therein referring to “material”, “Material Adverse Effect” and other qualifications of similar import or effect shall be disregarded.
(b)    In addition to the limitations in Section 7.1, the right of the Buyer Indemnitees to submit claims pursuant to Section 7.2(a) is subject to the following limitations:
(i)    no right to be indemnified or held harmless shall exist and no claim may be made against the Sellers under Section 7.2(a)(i) (except for Fundamental Representations and Fraud, neither of which shall be subject to the Tipping Basket or the Threshold (as each such term is hereinafter defined)) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees in respect of claims thereunder exceeds $2,800,000 (the “Tipping Basket”), after which point the Sellers shall be obligated to indemnify the Buyer Indemnitees from and against all such Losses from dollar one, except in the case of the Special Health Care Representations, which are subject to the Threshold;
(ii)    no right to be indemnified or held harmless shall exist and no claim may be made against the Sellers (x) under Section 7.2(a)(i) for any inaccuracy or breach of any of the Special Health Care Representations, or (y) under Sections 7.2(a)(v), 7.2(a)(vi) and 7.2(a)(vii), unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees in respect of claims thereunder exceeds $2,800,000 (the “Threshold”), after which point the Sellers shall be obligated to indemnify the Buyer Indemnitees from and against all such Losses in excess of the Threshold;
(iii)    except for indemnification claims made against the Sellers for (w) any inaccuracy or breach of any of the Fundamental Representations, (x) any failure of the Sellers to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing, (y) any failure by any of the Sellers to pay any of his or its Income Taxes accruing prior to the Closing and (z) Fraud, the sole source of payment for all indemnification claims under Section 7.2(a) shall be limited to the amount of, and in no event exceed, the remaining amount of the Escrow Fund held by the Escrow Agent;
(iv)    except for indemnification claims made against the Sellers for (x) any failure of the Sellers to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing, (y) any failure by any of the Sellers to pay any of his or its Income Taxes accruing prior to the Closing, or (z) Fraud, the Escrow Fund shall be the Buyer Indemnitees’ first recourse for all indemnification claims made against them, and the Sellers shall not be responsible to pay for any such indemnification claim until the Escrow Fund has been reduced to zero dollars ($0); provided, however, any indemnification claims made under

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Section 7.2(a)(iv)(B), shall first be paid from the Escrow Fund, for an amount up to $500,000, and second, from the Sellers with respect to any remaining difference.
(v)    except for indemnification claims made against the Sellers for Fraud, the aggregate liability of the Sellers for all indemnification claims shall be limited to, and shall in no event exceed, $280,000,000;
(vi)    no claim shall be made with respect to Losses arising out of any breach of the representations or warranties contained in Section 3.1 to the extent that that there has been a corresponding reduction in the Purchase Price and such Losses shall be disregarded in determining whether the Tipping Basket or Threshold apply; and
(vii)    notwithstanding anything herein to the contrary, the, Sellers shall not be required to indemnify the Buyer Indemnitees in respect of any Losses consisting of or relating to (x) Taxes with respect to any taxable period, or, under the principles of Section 4.11(c), the portion thereof, beginning after the Closing Date or (y) any Tax withholding requirements imposed following Closing or (z) any Tax Return preparation or filing requirements imposed following Closing, in each case as a result of any breach of the representations and warranties under Section 3.1(i) (Taxes) other than the representations and warranties set forth in the last sentence of paragraph (ix), or paragraphs (x), (xi) or (xii), of such Section 3.1(i) (Taxes).
7.3    Indemnification of the Sellers.
(a)    If the Closing occurs, subject to the terms of this ARTICLE VII, Buyer agrees to indemnify and hold harmless the Sellers (collectively, the “Seller Indemnitees”) from and against, and pay to the Seller Indemnities the amount of, or reimburse the Seller Indemnitees for, any Losses incurred by the Seller Indemnitees by reason of (i) any inaccuracy or breach of any of the representations or warranties of Buyer or Amedisys specifically set forth in Section 3.2 or Section 3.4, as applicable, or contained in any certificate delivered at the Closing by Buyer pursuant to this Agreement and (ii) the failure of Buyer or Amedisys to perform any of its covenants or agreements contained herein required to be performed prior to the Closing, or the failure of Buyer to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing.
(b)    In addition to the limitations in Section 7.1, the right of the Seller Indemnitees to submit claims pursuant to Section 7.3(a) is subject to the following limitations:
(i)    no right to be indemnified or held harmless shall exist and no claim may be made against Buyer under Section 7.3(a)(i) (except for (x) Fundamental Representations and (y) for Fraud, neither of which shall be subject to the Tipping Basket) unless and until the aggregate amount of all Losses incurred by the Seller Indemnitees in respect of claims thereunder exceeds the Tipping Basket, after which point Buyer shall be obligated to indemnify the Seller Indemnitees from and against all such Losses from dollar one.

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(ii)    except for indemnification claims made against the Buyer for (x) any inaccuracy or breach of any of the Fundamental Representations, (y) any failure of Buyer or Amedisys to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing, and (z) Fraud, the aggregate liability of Buyer for all indemnification claims pursuant to Section 7.3(a) shall be limited to the amount of, and in no event exceed, the initial amount of the Escrow Fund; and
(iii)    except for indemnification claims made against the Buyer for Fraud, the aggregate liability of Buyer for all indemnification claims shall be limited to, and shall in no event exceed, $280,000,000.
7.4    Indemnification Procedures and Related Provisions and Additional Limitations.
(a)    Any party entitled to make a claim for indemnification hereunder (an “Indemnified Party”) shall promptly notify (a “Claim Notice”) the indemnifying party (the “Indemnifying Party”) of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof, and the basis therefor, and in the case of any claims based on a claim by a third party, attach all notices, pleadings and other documents or instruments served upon or received by the Indemnified Party with respect thereto; provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay. The Indemnifying Party’s failure to respond to a Claim Notice within thirty (30) days of its delivery will be deemed to be a denial of the claim.
(b)    In the event that Buyer has Knowledge of any audit, challenge, claim or charge that would reasonably be expected to give rise to indemnification by the Sellers for any Mandatory Repayments, Medicare and Medicaid Recoupment Claims, or Healthcare Liability Claims incurred by the Buyer Indemnitees, without taking the Threshold into account (a “Notice Matter”), the Buyer Indemnitees shall provide written notice to the Sellers along with all available documentation relating to such matter. Within ten (10) Business Days of their receipt of such documentation, the Sellers shall provide Buyer with comments relevant to reducing or eliminating liability related to the Notice Matter. Buyer will consider any reasonable comments from the Sellers relating to such Notice Matter, and will use commercially reasonable efforts to reduce liability related to the Notice Matter, including submitting responses and/or appeals via the relevant Government Program’s or Private Program’s formal appeals process in accordance with the comments from Sellers. Buyer will not cease its pursuit of available appeals processes, or enter into a settlement or compromise with respect to any Notice Matter, except with the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed). Should the amount of Losses due to Mandatory Repayments, Medicare and Medicaid Recoupment Claims or Healthcare Liability Claims be reduced subsequent to any payment of Losses hereunder, the Buyer Indemnitee shall replenish the Escrow Fund or reimburse the Sellers, as applicable hereunder, for the amount thereof previously paid to the Buyer Indemnitee promptly upon receipt by the Buyer Indemnitee of reimbursement therefor under the related Government Program or Private Program.

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(c)    In the event that any Action is commenced by a third party involving a claim (an “Asserted Liability”) for which an Indemnified Party is entitled to be indemnified and held harmless hereunder by an Indemnifying Party, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and with counsel reasonably acceptable to the Indemnified Party, to defend against such Asserted Liability. If the Indemnifying Party undertakes to defend against such Asserted Liability, which shall require the Indemnifying Party to (i) timely notify the Indemnified Party in writing that it has assumed such defense and that it will indemnify the Indemnified Party against any Losses arising out of such Asserted Liability (subject to any other limitations set forth in this Article VII), and (ii) provide evidence of its financial wherewithal to do so should the Indemnifying Party’s liability exposure for the Asserted Liability exceed the remaining balance of the Escrow Fund, the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Asserted Liability. The Indemnified Party, at its own expense, shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose. If the Indemnifying Party does not undertake to defend the Asserted Liability (or is not entitled to defend the Asserted Liability under Section 7.4(e)), the Indemnifying Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Asserted Liability without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Asserted Liability without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or judgment (x) provides for a full and unconditional release of the Indemnified Party without any admission of wrongdoing or liability, (y) does not require the Indemnified Party to make any monetary payments other than those for which it will be reimbursed in full contemporaneously therewith (subject to the limitations set forth in this ARTICLE VII), and (z) does not include any non-monetary relief.
(d)    The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all non-privileged information and documents available to them which relate to an Asserted Liability. The Indemnified Party and the Indemnifying Party shall, and shall cause the Acquired Companies and their employees to, render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of an Asserted Liability.
(e)    Notwithstanding the foregoing terms of Section 7.4(b), the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Asserted Liability if (i) the Asserted Liability is a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Asserted Liability that is not cured within a reasonable time after receiving written notice from the Indemnified Party specifying in reasonable detail the manner in which the Indemnifying Party has so failed or is failing, or (iii) the relief sought in respect of the Asserted Liability includes non-monetary relief

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(other than a general boilerplate request for such other and further relief as the court deems just and proper).
(f)    To the extent there is any conflict between this Section 7.4 and the provisions of Section 4.11 with respect to the procedures involving any Tax Claim, Section 4.11 shall control.
(g)    If any amounts from the Escrow Fund are released to a Buyer Indemnitee pursuant to a claim under Section 7.2(a)(viii) of this Agreement (“Settlement Payment”), and the total amounts available to Buyer Indemnitees in the Escrow Fund are less than $28,000,000 after giving effect to such Settlement Payment, Heching shall promptly replenish the Escrow Fund by the lesser of (i) the amount necessary to increase the total of the Escrow Fund to $28,000,000, or (ii) an amount equal to the Settlement Payment.
7.5    Insurance and Other Third Party Recoveries. In calculating the monetary thresholds set forth in Sections 7.2(b)(i), 7.2(b)(ii) and 7.3(b)(i), as applicable, and the amounts otherwise payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses (after giving effect to any applicable deductible or retention, any out of pocket costs incurred by the Indemnified Party, and any increase of premium in connection therewith), and (ii) any amounts actually recovered by the Indemnified Party from any other Person with respect to such Losses (after giving effect to any out of pocket costs incurred by the Indemnified Party in connection therewith) including any Tax savings or benefits with respect to such Losses actually realized by the Indemnified Party which savings or benefits is directly attributable to the deductibility of such Loss (as determined on a “with and without” basis), in each case, net of any out of pocket costs incurred by the Indemnified Party in obtaining, receiving or accruing such Tax savings or benefits. In the event an insurance recovery or third party recovery relating to an indemnification payment is received after the Indemnifying Party has made an indemnification payment under this Agreement that did not take into account such insurance recovery or third party recovery, the Indemnified Party shall promptly pay the Indemnifying Party an amount equal to the lesser of such insurance recovery or third party recovery (net of any applicable deductible or retention, any out of pocket costs incurred by the Indemnified Party, and any increase of premium in connection therewith, as applicable) and the amount of the related indemnification payment. Each Indemnified Party shall use commercially reasonable efforts to mitigate the amount of Losses for which it may be entitled to indemnification hereunder.
7.6    Manner of Payment.
(a)    Escrow Period; Distribution upon Twelve Month Anniversary of Closing and upon Termination of Escrow Period. The Escrow Account shall be in existence as of the Closing and, except as hereinafter provided, shall terminate at 11:59pm, Central Time, on the two (2) year anniversary of the Closing Date (such termination date, the “Second Release Date”, and such time period, the “Escrow Period”). Upon the twelve (12) month anniversary of the Closing (the “First Release Date”), Nine Million Five Hundred Thousand ($9,500,000), less (i) all amounts, if any, previously paid to a Buyer Indemnitee out of the Escrow Fund to satisfy indemnification claims pursuant to ARTICLE VII prior to the First Release Date and (ii) 100% of the amount of any unsatisfied and unresolved claims specified in any Claim Notice delivered in good faith to the

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Escrow Agent (each, an “Unresolved Claim”) prior to the First Release Date, shall be distributed to the Sellers. Upon the Second Release Date, the remainder of the Escrow Amount, less 100% of the amount of any Unresolved Claims delivered in good faith to the Escrow Agent prior to the Second Release Date, will be distributed to the Sellers provided, however, that the Escrow Period shall not terminate with respect to an Unresolved Claim. As soon as all such claims have been resolved in accordance with this Agreement and the Escrow Agreement, the Escrow Agent shall deliver to the Sellers the remaining portion of the Indemnity Escrow Amount, if any, not required to satisfy such Unresolved Claims.
(b)    Claims for Indemnification Outside of Escrow. If either (i) the Buyer is permitted to assert an indemnification claim against the Sellers without first depleting the Escrow Fund, as permitted by Section 7.2(b)(iv), or (ii) the Escrow Fund is no longer available or is not adequate to satisfy any Losses that are subject to indemnification pursuant to Section 7.4, subject to the limitations set forth in Section 7.2(b)(iii), then after any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or Buyer and the Sellers shall have reached an agreement, in each case with respect to an indemnifiable claim hereunder, the Buyer Indemnitee(s) shall forward to the Sellers notice of any sums due and owing by the Sellers pursuant to this Agreement with respect to such matter and the Sellers shall pay all of such remaining sums so due and owing to the Buyer Indemnitee(s) in accordance with this Section 7.6. Any such indemnification obligations shall be paid by the Sellers to the Buyer Indemnitee(s) within fifteen (15) days after the final decision, judgment or award was rendered by the Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement was consummated, or the Buyer and the Sellers reached an agreement.
(c)    Each of the Parties hereto agrees to deliver such notices to the Escrow Agent as are required to effectuate the disbursements from the Escrow Account as contemplated by this Agreement and the Escrow Agreement.
7.7    Remedies Exclusive. EXCEPT FOR FRAUD AND EQUITABLE RELIEF, THE REMEDIES PROVIDED IN THIS ARTICLE VII SHALL BE THE EXCLUSIVE REMEDIES OF THE PARTIES HERETO AND THE OTHER INDEMNITEES NAMED HEREIN AND THEIR HEIRS, SUCCESSORS AND ASSIGNS AFTER THE CLOSING WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY BREACH OR NON-PERFORMANCE OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN.
7.8    Tax Treatment of Indemnity Payments. For all Tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Purchase Price to the extent permitted by applicable Tax Law.
7.9    No Circular Recovery. Notwithstanding anything to the contrary herein, the Sellers hereby agree they will not make any claim for indemnification against the Buyer Indemnitees by reason of the fact that the Sellers were a controlling person, director/manager, officer, employee or representative of any of the Acquired Companies or was serving as such for another Person at the request of any of the Acquired Companies (whether such claim is for Losses of any kind or otherwise

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and whether such claim is pursuant to any Legal Requirement, contract or otherwise) with respect to any claim brought by a Buyer Indemnitee under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by a Buyer Indemnitee under this Agreement or otherwise relating to this Agreement or the transactions contemplated hereby, the Sellers expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against the Acquired Companies with respect to any amounts owed by the Sellers hereunder.

ARTICLE VIII
ADDITIONAL OPERATIVE PROVISIONS

8.1    Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by Buyer and the Sellers and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns. Notwithstanding the foregoing, (a) Buyer may make the following assignments in its sole discretion: (i) Buyer may (at any time prior to the Closing) assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates (including Affiliates which may be organized subsequent to the date hereof) so long as such assignment would not substantially delay or be likely to cause the rejection of the requisite regulatory approvals; (ii) Buyer may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its Affiliates; and (iii) Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Capital Stock of the Company; provided, however, no such assignment shall release Buyer or Amedisys of any of their obligations hereunder unless Sellers shall otherwise consent in writing; and (b) either Seller may assign, in whole or in part, its or his rights under this Agreement to any trust, foundation or other Person for estate planning or charitable purposes; provided, however, no such assignment shall release such Sellers of any of their obligations hereunder unless Buyer shall otherwise consent in writing. Any such permitted assignment shall be effected pursuant to a form of assignment and assumption agreement that is reasonably acceptable to the non-assigning parties.
8.2    Choice of Law. This Agreement and all claims arising from and relating to this Agreement and the transactions contemplated hereby shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without regard to the conflicts of Laws rules thereof.
8.3    Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER, OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITUATED IN WILMINGTON, DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (A) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (B) WAIVE ANY OBJECTIONS WHICH

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SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (C) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 8.4, AND (D) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
8.4    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered personally or actually received, as of the date received, (b) if delivered by certified mail, return receipt requested, five (5) Business Days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, one (1) Business Day after being deposited with such delivery service for next Business Day delivery, (d) if sent via facsimile, upon confirmation of transmission, or (e) if sent via electronic mail, as of the date received (so long as the same is sent via another method of delivery provided for herein within three (3) days of such transmittal), to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):
If to Buyer or, after the Closing, the Company to:

Amedisys Hospice, L.L.C.
c/o Amedisys, Inc.
3854 American Way
Suite A
Baton Rouge, LA 70816-4013
Facsimile: (225) 299-3796
Attn:    Paul B. Kusserow
Chief Executive Officer
Email: paul.kusserow@amedisys.com

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Amedisys Hospice, L.L.C.
c/o Amedisys, Inc.
209 10th Avenue South, Suite 512
Nashville, Tennessee 37203
Facsimile: (225) 299-3796
Attn:    David L. Kemmerly, Esq.
General Counsel
Email: dave.kemmerly@amedisys.com
with courtesy copies to (which shall not constitute notice):
Kantrow, Spaht, Weaver & Blitzer (APLC)
445 North Boulevard, Suite 300
Baton Rouge, LA 70802
Facsimile: (225) 383-4703
Attn:    Lee C. Kantrow, Esq.
Jacob M. Kantrow, Esq.
Email: lee@kswb.com
jacob@kswb.com
If to the Company prior to the Closing, to:
Compassionate Care Hospice Group, Inc.
Attn: Elliot D. Ostrove
200 Metroplex Drive
Suite 304
Edison, NJ 08817
Email: e.ostrove@epsteinostrove.com
with courtesy copies to (which shall not constitute notice):
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
Facsimile: (973) 535-3357
Attn:    Marita A. Makinen, Esq.
Email: MMakinen@lowenstein.com

If to the Sellers, to:
Milton Heching
P.O. Box 1202
Clifton, NJ 07012
Email: miltonheching@protonmail.com

with courtesy copies to (which shall not constitute notice):
Lowenstein Sandler LLP

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1251 Avenue of the Americas
New York, NY 10020
Facsimile: (973) 535-3357
Attn:    Marita A. Makinen, Esq.
Email: MMakinen@lowenstein.com

8.5    Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
8.6    Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
8.7    Entire Agreement; Schedules. This Agreement (including the Exhibits and Disclosure Schedule hereto), the Escrow Agreement, and the other agreements, instruments and documents executed and delivered among the parties hereto at or in connection with the Closing constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Nondisclosure Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and Section 4.3 of this Agreement. Information set forth on any Disclosure Schedule shall be deemed to qualify each Section of this Agreement to which such Disclosure Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement but only to the extent that the specific item on any such Disclosure Schedule is reasonably apparent on its face as being applicable to such other Section and only as related to such specific item. No information set forth on any Disclosure Schedule shall be deemed to broaden in any way the scope of the Company’s or the Sellers’ representations and warranties. The inclusion of an item on any Disclosure Schedule is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement. No disclosure in any Disclosure Schedule relating to any possible breach or violation of any agreement, permit, license, Law or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.
8.8    Interpretation.
(a)    When a reference is made to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The conjunction “or” is used in the inclusive sense of “and/or.” Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. References to “dollars” or “$” are

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to U.S. dollars. The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.
(b)    This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.
8.9    Waiver and Amendment. This Agreement may be amended, modified, supplemented or the performance hereof waived only by a written mutual agreement executed and delivered by Buyer and the Sellers. Any amendment, modification, supplement or waiver effected in accordance with this Section 8.9 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waiver or failure to insist upon strict compliance with any obligations, covenant, agreement or condition shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
8.10    Third-party Beneficiaries. Except as otherwise specifically set forth in this Agreement, including, without limitation, in Article VII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.
8.11    Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other agreements, instruments and documents contemplated hereby (the “Transaction Documents”), or the negotiation, execution or performance of this Agreement or the Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the Persons that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, manager, officer, employee, incorporator, member, partner, equityholders (including stockholders and optionholders), Affiliate, agent, attorney or representative of any named party to this Agreement or the Transaction Documents (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Documents (as the case may be) or the negotiation or execution hereof or thereof and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.
8.12    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction under Section 8.3, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
8.13    Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same

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agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
8.14    Specific Performance.
(a)    The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated hereby. Subject to the following sentence and Section 7.7, the parties acknowledge and agree that (i) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.3, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement (including any Actions for damages) and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement brought in accordance with this Agreement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(b)    To the extent any party hereto brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.
8.15    Provision Respecting Representation of the Sellers. Each of the Sellers, the Company, Buyer and Amedisys hereby irrevocably acknowledge and agree that, on its or their own behalf and on behalf of its directors, members, managers, partners, equityholders, officers, employees and Affiliates, the Sellers shall have the right to retain Lowenstein Sandler LLP to represent their interests in any actual or potential dispute or Action arising under or in connection with this Agreement, or the transactions contemplated hereby or thereby (a “Dispute”). The Sellers, the Company, Buyer and Amedisys acknowledge that Lowenstein Sandler LLP has represented and performed services for the Company prior to the Closing and consent to the sharing by Lowenstein Sandler LLP (or any of its successors) with the Sellers of all information obtained during such past representation that Lowenstein Sandler LLP (or any of its successors) believes to be relevant to any

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Dispute. Buyer consents and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of either Seller by Lowenstein Sandler LLP in any Dispute. The Sellers, the Company, Buyer and Amedisys further agree and acknowledge that all communications between or among the Sellers, the Company or any of their respective Affiliates, directors, officers, employees, owners or representatives, on the one hand, and Lowenstein Sandler LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under this Agreement, or any Dispute (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications and that all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be assigned back to the Sellers for purposes of any Dispute. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Lowenstein Sandler LLP to such third party; provided, however, that the Company may not waive such privilege for Protected Seller Communications without the prior written consent of the Sellers.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the day and year first above written.

COMPANY:

COMPASSIONATE CARE HOSPICE GROUP, INC.

By: /s/ Milton Heching
Name: Milton Heching
Title: COB

SELLERS:

MILTON HECHING

/s/ Milton Heching
Milton Heching, individually

HECHING 2012 EXEMPT IRREVOCABLE TRUST

By: /s/ Bella Heching
Name: Bella Heching
Title: Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the day and year first above written.

BUYER:

AMEDISYS HOSPICE, L.L.C.

By:    Amedisys Holding, L.L.C.,
Member-Manager

By:    Amedisys, Inc.,
Member-Manager

By: /s/ Paul B. Kusserow
Name: Paul B. Kusserow
Title: Chief Executive Officer

AMEDISYS (for purposes of Sections 3.4, 4.3(a), 4.15 and ARTICLE VIII only):

AMEDISYS, INC.

By: /s/ Paul B. Kusserow
Name: Paul B. Kusserow
Title: Chief Executive Officer